Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

PLATINUM SOLUTIONS, INC.

ADAM C. ROSSI, LAILA N. ROSSI,

ADAM C. ROSSI as Trustee of the

LAILA N. ROSSI 2010 GRANTOR RETAINED ANNUITY TRUST,

LAILA N. ROSSI as Trustee of the

ADAM ROSSI 2010 GRANTOR RETAINED ANNUITY TRUST

AND

SYSTEMS RESEARCH AND APPLICATIONS CORPORATION

Dated October 11, 2010

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3.16.	Employee Benefits	20

3.17.	Environmental Compliance	23

3.18.	Employee Relations and Agreements	23

3.19.	No Undisclosed Liabilities	24

3.20.	Affiliated Transactions	25

3.21.	Government and Internal Audits	25

3.22.	Customers; Vendors	25

3.23.	Accounts Receivable; Accounts Payable	26

3.24.	Insurance	26

3.25.	Assets Necessary to Conduct Business	26

3.26.	Foreign Corrupt Practices Act	26

3.27.	Export Control Matters	26

3.28.	Defense Articles, Defense Services and Technical Data	27

3.29.	Clearances	27

3.30.	Termination of Obligations under the SAR Agreements	27

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER		28

4.1.	Organization of Buyer	28

4.2.	Authority of Buyer	28

4.3.	No Violation of Law and Agreement	28

4.4.	No Litigation or Regulatory Action	28

4.5.	No Brokers	29

4.6.	Financial Ability	29

4.7.	Solvency	29

4.8.	Independent Analysis	29

4.9.	Investment Intention	29

SECTION 5. ACTION PRIOR TO THE CLOSING DATE		30

5.1.	Access to Information	30

5.2.	Governmental Approvals	30

5.3.	Operations Prior to the Closing Date	31

5.4.	Commercially Reasonable Efforts	34

5.5.	Confidentiality	34

5.6.	Notification	34

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5.7.	Termination of Credit Card Accounts	34

5.8.	Exclusive Dealing	34

5.9.	Sellers’ Expenses	35

5.10.	Capital Expenses	35

SECTION 6. POST-CLOSING AGREEMENTS		35

6.1.	Employees; Employee Benefits; Hiring of Employees	35

6.2.	Tax Matters	37

6.3.	Election under Code Section 338(h)(10)	39

6.4.	Director and Officer Liability and Indemnification	40

6.5.	Retention Agreements	40

6.6.	Legal Opinion	41

6.7.	Automobile Purchase	41

6.8.	Efforts to Obtain Waivers	41

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		41

7.1.	No Misrepresentation or Breach of Covenants and Warranties	41

7.2.	Necessary Governmental Approvals	42

7.3.	Deliveries by the Company and Sellers	42

7.4.	No Injunction or Litigation	42

7.5.	Material Adverse Effect	42

7.6.	HSR Waiting Period	42

7.7.	Seller Non-Compete Agreements	42

7.8.	Key Person Non-Compete Agreements	42

7.9.	Employee Non-Disclosure Agreements	42

7.10.	Escrow Agreement	42

7.11.	Consents and Approvals	42

7.12.	Termination of Related Party Agreements	42

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		43

8.1.	No Misrepresentation or Breach of Covenants and Warranties	43

8.2.	Necessary Governmental Approvals	43

8.3.	Payment of Initial Purchase Price	43

8.4.	Delivery by Buyer	43

8.5.	No Injunction	43

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8.6.	HSR Waiting Period	43

8.7.	Escrow Agreement	43

SECTION 9. INDEMNIFICATION		43

9.1.	Indemnification by Sellers	43

9.2.	Indemnification by Buyer	45

9.3.	Notice of Claims	45

9.4.	Third Person Claims	46

9.5.	Limitations	47

9.6.	Mitigation	48

9.7.	No Contribution	48

9.8.	Subrogation	48

9.9.	Investigation	49

9.10.	Special Damages	49

9.11.	No Offset	49

SECTION 10. TERMINATION		49

10.1.	Termination	49

SECTION 11. SELLERS’ REPRESENTATIVE		50

11.1.	Appointment	50

11.2.	Authority	50

SECTION 12. GENERAL PROVISIONS		51

12.1.	Survival of Covenants, Representations and Warranties	51

12.2.	No Public Announcement	52

12.3.	Notices	52

12.4.	Assignments	53

12.5.	Seller’s Access to Records and Employees after Closing	53

12.6.	Entire Agreement; Amendments	54

12.7.	Interpretation	54

12.8.	Amendments and Waivers	55

12.9.	Expenses	55

12.10.	Partial Invalidity	56

12.11.	Execution in Counterparts; Facsimile	56

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12.12.	Governing Law	56

12.13.	Jurisdiction; Waiver of Jury Trial	56

12.14.	References to U.S. Dollars	56

12.15.	Further Assurances	57

12.16.	No Rescission	57

SECTION 13. DEFINITIONS		57

13.1.	Definitions	57

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Closing Certificate of Seller
Exhibit C	Form of Laila N. Rossi Non-Competition Agreement
Exhibit D	Form of Adam C. Rossi Non-Competition Agreement
Exhibit E	Form of Key Personnel Non-Competition Agreement
Exhibit F	Form of Non-Disclosure, Non-Solicitation & Assignment of Inventions Agreement
Exhibit G	Form of Closing Certificate of Buyer
Exhibit H	Form of Mutual Release

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SCHEDULES

[REQUIRES UPDATING]

Schedule 1.4	GAAP Adjustments
Schedule 1.4(a)	Closing Net Asset Value Methodology
Schedule 2.2(e)	Recipients of SAR Amount
Schedule 3.3	Capitalization
Schedule 3.5	Financial Statements
Schedule 3.6	Operations Since Balance Sheet Date
Schedule 3.7	Tax Matters
Schedule 3.7(g)	Certain Matters in Respect of Tax Returns
Schedule 3.9(b)	Real Estate Leases and Related Contracts
Schedule 3.10(a)	Ownership of Intellectual Property
Schedule 3.10(b)	Certain Filings and Issuances in Respect of Intellectual Property
Schedule 3.10(d)(i)	Form of Assignment Agreement
Schedule 3.10(d)(ii)	Certain Assignment Agreements in respect of Intellectual Property
Schedule 3.10(d)(iii)	Funding Used in Development of Intellectual Property
Schedule 3.11(b)	Certain Orders
Schedule 3.12(a)	Certain Contracts
Schedule 3.12(b)	Certain Contracts
Schedule 3.12(a)	Certain Government Contracts
Schedule 3.13(b)	Certain Government Contracts
Schedule 3.13(g)	Interests in Pending or Potential Claims
Schedule 3.13(o)	Certain Government Contracts Subject to Limitations
Schedule 3.13(s)	Certain Assignments of Government Contracts
Schedule 3.13(v)	Certain Consents in respect of Government Contracts
Schedule 3.16(a)	Employee Benefits Plans
Schedule 3.18(a)(i)	Employment Agreements
Schedule 3.18(a)(ii)	Employment Agreements
Schedule 3.18(b)(i)	Employment and Consulting Agreements
Schedule 3.18(b)(ii)	Change of Control Agreements
Schedule 3.20	Affiliated Transactions
Schedule 3.22(a)	Key Customers
Schedule 3.22(b)	Key Vendors
Schedule 3.24	Insurance
Schedule 3.27	Certain Products and Technical Data Subject to EAR
Schedule 3.28	Defense Articles, Defense Services and Technical Data
Schedule 6.5(a)	Retention Agreements
Schedule 7.9	List of Employees
Schedule 7.11	Consents

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SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated October 11, 2010, by and among Platinum Solutions, Inc., a Virginia corporation (the “Company”), Adam Rossi (individually, “AR”), Laila N. Rossi (individually, “LR”), Adam C. Rossi as trustee of the Laila N. Rossi 2010 Grantor Retained Annuity Trust (“LR Trust”), Laila N. Rossi as trustee of the Adam Rossi 2010 Grantor Retained Annuity Trust (“AR Trust”) and Systems Research and Applications Corporation, a Virginia corporation (“Buyer”). (Initially capitalized terms used but not defined in Sections 1 through 12 shall have the meanings ascribed to them in Section 13.)

RECITALS:

R.1. AR, LR, LR Trust and AR Trust (are sometimes referred to herein individually as a “Seller” and collectively as “Sellers”) own all of the issued and outstanding shares of the Company, and such issued and outstanding shares consists of 10,000 shares of common stock, par value $1.00 per share (the “Shares”).

R.2. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer, intending to be legally bound, hereby agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES

1.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, the Shares for the consideration specified in Section 1.2.

1.2. Purchase Price. On the Closing Date, Buyer shall pay to Sellers, and Sellers shall accept, based on their Percentage Ownership, an aggregate purchase price of $89,500,000 for the Shares (the “Initial Purchase Price,” subject to adjustment pursuant to Section 1.3 and 1.4, the “Purchase Price”), as set forth in Section 1.3 and subject to further adjustment after the Closing pursuant to Section 9, by means of a wire transfer of immediately available U.S. funds to one or more accounts designated in advance by Sellers’ Representative.

1.3. Estimated Closing Net Asset Value; Adjustment to Initial Purchase Price. At least two Business Days prior to the Closing Date, the Company shall provide to Buyer in reasonable detail statements of (a) an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (b) an estimate of the Closing Net Asset Value (the “Estimated Closing Net Asset Value”). If the Estimated Closing Net Asset Value is less than Reference Net Asset Value, the Initial Purchase Price shall be decreased on a dollar-for-dollar basis by the amount of the difference between the Estimated Closing Net Asset Value and the Reference Net Asset Value. If the Estimated Closing Net Asset Value is greater than the Reference Net Asset Value, the Initial Purchase Price shall be increased on a dollar-for-dollar basis by the amount of the difference between the Estimated Closing Net Asset Value and the Reference Net Asset Value.

1.4. Purchase Price Adjustment.

(a) On or before the 60th day after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative the Closing Balance Sheet and a statement setting forth the Closing Net Asset Value (the “Closing Net Asset Value Statement”). Each Party shall provide the other Party and its representatives with reasonable access to relevant books, records, work papers and personnel during the preparation of the Closing Net Asset Value Statement, the conduct of any reviews referred to in this Section 1.4 and the resolution of any disputes that may arise under this Section 1.4.

(b) If Sellers’ Representative disagrees with the determination of the Closing Net Asset Value as shown on the Closing Net Asset Value Statement, Sellers’ Representative shall notify Buyer of such disagreement within 30 days after Sellers’ Representative’s receipt of the Closing Net Asset Value Statement, which notice shall (i) describe the nature of any such disagreement in reasonable detail, (ii) identify the specific items involved and (iii) set forth the dollar amount of each such disagreement (“Seller Objection”). After the end of the above-referenced 30-day period, neither Buyer nor Sellers’ Representative may introduce additional disagreements with respect to any item in the Closing Net Asset Value Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Sellers’ Representative and will be final, binding and conclusive upon the Parties.

(c) If a Seller Objection is provided within the above-referenced 30-day period, Buyer shall have 10 Business Days to review and respond to the Seller Objection, and Buyer and Sellers’ Representative shall attempt to resolve the differences underlying the Seller Objection within 20 Business Days following Buyer’s receipt of the Seller Objection. Disputes between Buyer and Sellers’ Representative that are not resolved by them within such 20-Business Day period shall be referred no later than such 20th Business Day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Sellers’ Representative (the “Arbiter”) that shall act as arbitrator and determine, based solely on presentations by Sellers’ Representative and Buyer and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statements require adjustment. If Buyer and Sellers’ Representative cannot agree upon the selection of the Arbiter within five Business Days, BDO Seidman LLP shall serve as the Arbiter hereunder. Prior to the referral to the Arbiter, Buyer shall have the right to modify its calculation of the Closing Net Asset Value set forth in the Closing Net Asset Value Statement, and Sellers’ Representative shall have the right to modify its calculation of the Closing Net Asset Value set forth in its Seller Objection, in each case, however, only if such modification narrows the differences between such calculations. Any such modification shall be delivered in writing by Buyer to Sellers’ Representative or by Sellers’ Representative to Buyer, in each case with a reasonably detailed explanation of such modifications, at least three Business Days prior to the date the items in dispute are referred to the Arbiter. A copy of such modified calculation shall also be delivered to the Arbiter. The Arbiter shall deliver its written determination as to whether and to what extent, if any, the Closing Statements require adjustment to Buyer and Sellers’ Representative no later than the 30th day after the remaining differences underlying the Seller Objection are referred to the Arbiter, or such longer period of time as the Arbiter reasonably determines is necessary. The Arbiter’s determination pursuant to this Section 1.4(c) shall be final, binding and conclusive upon the Parties, absent manifest error. The fees and expenses of the Arbiter shall be allocated to the Parties as determined (as set forth in the final determination) by the Arbiter based upon the relative success (in terms of percentages) of each Party’s claims. For example, if the final determination reflects a 60%-40% determination of the Parties’ claims, the Arbiter would allocate expenses 40% to the Party whose claim was determined to be 60% successful and 60% to the Party whose claim was determined to be 40% successful. Buyer and Seller shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter. In no event may the Arbiter’s resolution of any difference be for an amount that is outside the range of Buyer’s and Sellers’ Representative’s disagreement.

(d) If the Closing Net Asset Value is less than the Estimated Net Asset Value, the Initial Purchase Price, as adjusted pursuant to Section 1.3, shall be decreased on a dollar-for-dollar basis by the amount of the difference between the Closing Net Asset Value and the Estimated Net Asset Value. If the Closing Net Asset Value is greater than the Estimated Net Asset Value, the Initial Purchase Price, as adjusted pursuant to Section 1.3, shall be increased on a dollar-for-dollar basis by the amount of the difference between the Closing Net Asset Value and the Estimated Net Asset Value.

(e) If any adjustment under this Section 1.4 results in a reduction in the Initial Purchase Price, Sellers, jointly and severally, shall pay to Buyer the amount of such reduction, and if any adjustment results in an increase in the Initial Purchase Price, Buyer shall pay to Sellers, based on their Percentage Ownership, the amount of such increase, in each case, by wire transfer of immediately available funds to an account designated by the Party receiving payment within five Business Days after the final determination of the amount of such reduction or increase in Initial Purchase Price. Any payment made by Sellers or Buyer under this Section 1.4(e) shall include interest on the amount of such payment from the Closing Date to the date of such payment thereof at the per annum rate equal to the U.S. Prime rate stated in The Wall Street Journal on the Closing Date plus three percentage points.

SECTION 2. CLOSING

2.1. Closing Date. The Closing shall be consummated on the third Business Day after the requirements of the HSR Act have been satisfied, at the offices of Arent Fox LLP, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5339, commencing at 9:00 a.m., Washington, D.C. time, or at such other time or place or on such other date as shall be agreed upon by Buyer and Sellers’ Representative. The Parties may participate in the Closing remotely by use of telephone, email and facsimile transmission. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed effective for all purposes hereof as of 5:00 P.M., Washington, D.C. time, on the Closing Date.

2.2. Buyer’s Closing Deliveries. Subject to satisfaction or waiver of the conditions set forth in Section 7, at the Closing, Buyer shall:

(a) deliver to Sellers’ Representative the certificate contemplated by Section 8.1, executed by a duly authorized officer of Buyer;

(b) pay to Sellers, based on their Percentage Ownership, the Initial Purchase Price, payable as provided in Section 1.2, less the sum of (i) the Escrow Amount, (ii) the Retention Amount, (iii) the Closing Debt Amount, if any, (iv) the SAR Amount and (v) the Stifel Amount;

(c) pay the Escrow Amount to the Escrow Agent in immediately available funds, by wire transfer to the account designated in writing by the Escrow Agent, to hold and disburse pursuant to the Escrow Agreement;

(d) pay to the applicable third parties, on behalf of the Company, in immediately available funds, by wire transfer to the accounts designated in writing by such third parties, the Closing Debt Amount, if any;

(e) pay the SAR Amount to the individuals set forth on Schedule 2.2(e) in the amounts set forth opposite their respective name on Schedule 2.2(e); and

(f) pay to Stifel, on behalf of the Company and Sellers, the Stifel Amount in immediately available funds, by wire transfer to the account designated in writing by Stifel.

2.3. Sellers’ Closing Deliveries. Subject to satisfaction or waiver of the conditions set forth in Section 8, at the Closing, each Seller shall deliver to Buyer:

(a) the certificate evidencing the Shares owned by such Seller as set forth in Section 3.3, duly endorsed by Seller for transfer to Buyer or accompanied by a stock assignment separate from certificate duly executed in favor of Buyer; and

(b) the certificate contemplated by Section 7.1, duly executed by such Seller;

(c) the Release, duly executed by such Seller;

(d) a non-foreign affidavit dated as of the Closing Date that complies with Code Section 1445 and states that such Seller is not a foreign person as defined in Code Section 1445; and

(e) the certificates, instruments and documents identified in Section 7.

2.4. The Company’s Closing Deliveries. Subject to satisfaction or waiver of the conditions set forth in Section 8, at the Closing, the Company shall deliver to Buyer:

(a) the certificate contemplated by Section 7.1, duly executed by the Company’s Chief Executive Officer;

(b) a copy of (i) the Company’s articles of incorporation, certified as of the most recent practicable date by the Virginia State Corporation Commission, accompanied by a certificate of the Secretary or Assistant Secretary of the Company stating that no amendments have been made to such articles of incorporation since such date, and (ii) the Company’s bylaws, certified as of the Closing by the Secretary or Assistant Secretary of the Company;

(c) a certificate of the Virginia State Corporation Commission as to the good standing of the Company as of the most recent practicable date;

(d) evidence of receipt of all consents listed on Schedule 7.11;

(e) written resignations from each of the officers and directors of the Company; and

(f) a certificate of a duly authorized officer of the Company certifying (i) the Closing Debt Amount and, if such Closing Debt Amount is more than zero, specifying to whom such Closing Debt Amount is payable (accompanied by payoff letters or similar documentation from the creditors to whom all or a portion of such Closing Debt Amount is owed that include payment instructions and include the full and final release of any and all Encumbrances relating to such Closing Debt Amounts on the assets of the Company following receipt of the amount set forth in such payoff letters, and (ii) the SAR Amount as of the Closing Date. The Company shall deliver to Buyer in writing at least two Business Days prior to the expected Closing Date the Company’s estimates of the Closing Debt Amount and the SAR Amount.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the Transactions, the Company and each Seller, jointly and severally, hereby represent and warrant to Buyer that the statements set forth in this Section 3 are true and correct, except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the respective Sections below. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the meanings ascribed to them in this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3 OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY OR ANY SELLER PURSUANT HERETO, NEITHER THE COMPANY NOR ANY SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY AND EACH SELLER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT IS NOT CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY OR A SELLER PURSUANT HERETO.

3.1. Organization and Power and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power and corporate authority to own or lease and operate the assets it purports to own or lease and to carry on its business in the manner conducted immediately prior to the date hereof. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to so qualify, be licensed or be in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

3.2. Authority of the Company and Sellers; Conflicts.

(a) The Company has the power and authority to execute, deliver and perform this Agreement and the Company Transaction Agreements. This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each other Party) is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the Company Transaction Agreements upon execution and delivery by the Company will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(b) Each Seller has the capacity, power and authority to execute, deliver and perform this Agreement and the Seller Transaction Agreements. This Agreement has been duly authorized, executed and delivered by Sellers and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, and each of the Seller Transaction Agreements upon execution and delivery by Sellers will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

(c) The execution and delivery by the Company and Sellers of this Agreement and each Company Transaction Agreement and Seller Transaction Agreement, as applicable, and the performance by the Company and Sellers of their respective obligations hereunder and thereunder, does not and will not:

(i) violate the Company’s articles of incorporation or bylaws;

(ii) violate any applicable Law relating to any Seller or the Company, or except as required under the HSR Act and except in the case of Government Contracts, require of the Company or any Seller a registration, filing, application, notice, consent, approval, order, qualification, or waiver with, to or from any Governmental Authority; or

(iii) require any consent or approval under, result in any material breach of or any material loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract or Permit.

3.3. Capitalization. The Company’s total authorized capital stock consists of 100,000 shares of common stock, par value $1.00 per share. Except as set forth on Schedule 3.3, the Shares represent the only issued and outstanding Equity Interests or right to an economic or voting interest in the Company. All the Shares are validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Except for this Agreement and as set forth on Schedule 3.3, there are no outstanding (a) rights to purchase or subscribe to any Equity Securities of the Company or (b) Contracts, understandings, arrangements, calls or claims of any kind relating to the issuance of any Equity Securities of the Company. Except as set forth on Schedule 3.3, no Person has any right to receive any payment or other benefit the measurement or calculation of which, as a whole or in part, is attributable to or derived from the value of any Equity Interests of the Company. AR, LR, LR Trust and AR Trust respectively, own beneficially and of record 3,700 Shares (or 37% of the Shares), 5,100 Shares (or 51% of the Shares), 600 Shares (or 6% of the Shares) and 600 Shares (or 6% of the Shares), free and clear of all Encumbrances (other than restrictions under this Agreement and restrictions of general applicability imposed by federal, state or other governmental securities laws).

3.4. No Subsidiaries. The Company does not own or hold any right to acquire any Equity Interest in any other Person.

3.5. Financial Statements. Schedule 3.5 sets forth (a) the balance sheet of the Company as of December 31, 2009 and 2008 and the related statements of income, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2009 and 2008, as audited by Argy, Wiltse & Robinson, P.C., independent accountants (the “Audited Financial Statements”), and (b) an unaudited balance sheet of the Company as of June 30, 2010 (the “Balance Sheet”) and the related unaudited statement of income for the six-month period ended June 30, 2010 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of (a) the balance sheets included in the Financial Statements (including any related notes) fairly present in all material respect the Company’s financial position as of its date and (b) the statements of the Company’s income, shareholders’ equity and cash flows included in the Financial Statements present fairly in all material respects the statements of the Company’s income, shareholders’ equity and cash flows for the respective periods then ended. The Financial Statements have been prepared based upon information included in the Company’s books and records and in accordance with Seller’s normal practices for the Company (which practices are in accordance with GAAP, except in respect of the Unaudited Financial Statements for the absence of statements of shareholders’ equity and cash flows, footnotes and other disclosures required by GAAP and normal year-end adjustments), consistently applied with prior periods.

3.6. Operations Since Balance Sheet Date. Since December 31, 2009, the Company has maintained its assets, relations with employees, customers, distributors and suppliers as well as its licenses and operations as an ongoing business in accordance in all material respects with past custom and practice; and, except as may be otherwise contemplated hereby, has not engaged in any extraordinary transaction. Without limiting the generality of the foregoing, except as set forth on Schedule 3.6, since December 31, 2009, the Company has not:

(a) as of the date hereof, experienced any facts or circumstances that would be reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect;

(b) sold, leased (as lessor or lessee), transferred or otherwise disposed of any material assets except in the Ordinary Course of Business and for distributions of cash in respect of the Shares disclosed on Schedule 3.6(b);

(c) (i) acquired (including by merger, consolidation or acquisition of stock) any Equity Interests in any Person or any division thereof, (ii) acquired any assets, other than in the Ordinary Course of Business, or (iii) terminated, cancelled or requested any material change in, or agreed to any material change in, any Company Material Contract other than in the Ordinary Course of Business;

(d) entered into or amended in any material respect any Company Material Contract, lease, sublease, license, or sublicense, or series of related Contracts, leases, subleases, licenses, and sublicenses involving more than $100,000 in unpaid or unsatisfied obligations, outside the Ordinary Course of Business or in anticipation of the Transactions;

(e) instituted any material increases in any compensation of any employee or any material increase in any existing, or entered into, terminated or adopted any new, Company Plans;

(f) hired any new employees, agents or consultants except to replace existing employees, agents or consultants at similar compensation levels and except for employees hired in the Ordinary Course of Business;

(g) made any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements;

(h) waived, released, assigned, settled or compromised any debt owed to the Company by any Person or any claims, other than adjustments made to Contracts with the Company’s clients in the Ordinary Course of Business that are, in the aggregate, not material to the Company;

(i) entered into any Government Contract having expected profit margins that are less than 12%;

(j) loaned or advanced any amount to, or entered into any Contract with, or otherwise engaged in any transaction with, any director, officer or holder of an Equity Interest in the Company or any of their respective Affiliates, except for payment of salary or expenses, advancement to directors, officers or employees in the Ordinary Course of Business and cash dividends to Sellers disclosed on Schedule 3.6(b); or

(k) authorized, approved, agreed or committed to do any of the foregoing.

3.7. Tax Matters. Except as set forth on Schedule 3.7 and except as would not have a Material Adverse Effect:

(a) The Company has filed or will have filed on a timely basis all Tax Returns in connection with any federal, state, local or foreign Tax required to be filed by the

Company, and all such Tax Returns are or will be true, complete and accurate in all material respects. The Company has or will have timely paid all such Taxes shown on any such Tax Returns. No unresolved issue has been raised by any Taxing Authority, in writing or, to Sellers’ Knowledge, orally, in the course of any audit with respect to Taxes for which the Company would be held liable. No Taxing Authority is, in writing or, to Sellers’ Knowledge, orally, currently asserting or threatening to assert against the Company any deficiency or claim for additional Taxes or any adjustment of Taxes. The Company is not a party to any Contract extending the time within which to file any Tax Return, other than standard extensions of filing dates.

(b) The Company has never been a member of an “affiliated group” (as defined in Code Section 1504 or any analogous group defined under state, local or foreign Income Tax Law) filing a consolidated federal Income Tax Return.

(c) The Company is not a party to any tax-sharing, tax allocation or tax indemnity agreement and has not assumed the liability for any Taxes of any other Person under Contract, other than, with respect to Taxes other than Income Taxes, any Contract the primary purpose of which is not the payment or allocation of Tax liability and in which such provision regarding Tax liability is typical of such type of Contract.

(d) The Company has been a validly electing “S Corporation” within the meaning of Code Sections 1361 and 1362 (“S Corporation”) at all times since its formation and will be an S Corporation up to and, if the Section 338(h)(10) Election is made, including the Closing Date. The Company has no potential liability for any Tax under Code Section 1374.

(e) The Company has not incurred any liability for Taxes in the period after the Balance Sheet Date, other than Tax liabilities incurred since such date in the Ordinary Course of Business. The unpaid Taxes of the Company are not, individually or in the aggregate, material to the Company.

(f) The Company has not failed to withhold or pay any Taxes in connection with amounts paid or owing to any employee, creditor or independent contractor.

(g) To Sellers’ Knowledge, no actions have been taken by any Taxing Authority in connection with assessing additional Taxes against the Company for any past period. There are no Liens for Taxes upon the assets and properties of the Company, other than Liens for Taxes not yet due or payable or that are being contested in good faith through proper proceedings. Schedule 3.7(g) lists those Tax Returns, if any, of the Company that have been audited or, to Sellers’ Knowledge, examined by Taxing Authorities since December 31, 2006, and indicates those Tax Returns of the Company that currently are the subject of audit or examination. The Company has prior to the date hereof delivered to Buyer or provided Buyer with access to complete and correct copies of all federal, state, local and foreign Income Tax Returns filed by, and all Income Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since the fiscal year ended December 31, 2009.

(h) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Company, or with respect to any foreign, federal, state or material local Tax assessment or deficiency affecting the Company.

(i) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the last two years or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)).

(k) The Company does not have any deferred income reportable for a period ending after the Closing Date which taxable income was realized and reflects economic income arising prior to the Closing Date other than that arising from the Company’s use of the cash method of accounting for tax purposes.

(l) No payment or benefit paid or provided, or to be paid or provided to current or former employees, directors or other service providers of or to the Company (including pursuant to the Transactions) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

(m) There is currently no limitation on the utilization of any net operating losses, built in losses, capital losses, Tax Credits or other similar items of the Company under (i) Code Section 382, (ii) Code Section 383, (iii) Code Section 384 or (iv) Code Section 1502.

(n) The Company has never had a branch or similar establishment, including a permanent establishment (as defined in any applicable Tax treaty between the United States and a foreign jurisdiction) or a disregarded entity, in any foreign jurisdiction.

(o) The Company has not participated in a “reportable transaction,” as currently defined in Treasury Regulations Section 1.6011-4(b) or Code Section 6111 or any analogous provision of state, local or foreign Law.

3.8. Permits. The Company owns, holds or possesses all Permits that are necessary to entitle the Company to own or lease, operate or use its assets and to carry on and conduct its business substantially as conducted immediately on the date hereof (herein collectively called “Governmental Permits”), except for such Government Permits as to which the failure to so own, hold or possess would not reasonably be expected to result in a Material Adverse Effect.

3.9. Real Property; Personal Property.

(a) The Company does not own any real property.

(b) Schedule 3.9(b) contains a complete and accurate list of the following:

(i) all leases and subleases (the “Leases”) of real property and interests in real property and the buildings, structures and improvements thereon pursuant to which the Company is a lessee (the “Facilities”);

(ii) all contracts or options (and all amendments, extensions and modifications thereto) held by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to purchase or acquire any interest in real property; and

(iii) all contracts or options (and all amendments, extensions and modifications thereto) granted by the Company or contractual obligations (and all amendments, extensions and modifications thereto) on the part of the Company to sell or dispose of any interest in real property.

(c) The Company has the right under valid and existing leases or other agreements to occupy and use the Facilities. To Sellers’ Knowledge, the Facilities have received all required approvals of Governmental Authorities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof. All leasehold improvements owned or leased by the Company at the Facilities are, in all material respects, (i) in satisfactory operating condition and repair, subject to ordinary wear and tear and (ii) sufficient for the operation of the Company’s business as currently conducted.

(d) The Company has not, as of the date hereof, received any written notice that it is in violation of any zoning, use, occupancy, building, regulation, ordinance or other Law or requirement relating to the Facilities.

(e) The Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of each Facility, and the Company’s leasehold interest in each Facility is free and clear of any and all Encumbrances other than any Permitted Encumbrances. With respect to each Facility, (i) to Sellers’ Knowledge, as of the date hereof, there are no pending or threatened condemnation proceedings relating to, or any pending or threatened Actions relating to, the Company’s leasehold interests in such Facility or any portion thereof, (ii) neither the Company nor, to Sellers’ Knowledge, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person the right to use or occupy such Facility or any portion thereof or interest therein, except in connection with a Permitted Encumbrance, and (iii) as of the date hereof, the Company has not received written notice of any pending or threatened special assessment levied by a local taxing authority relating to such Facility.

(f) With respect to each Lease listed in Schedule 3.9(b)(i), (i) there has been no uncured material default under any such Lease by the Company or, to Sellers’ Knowledge, by any other party thereto, (ii) the execution, delivery and, assuming that the consents referenced in Schedule 7.11 are obtained prior to the Closing Date, performance of this Agreement and Company Transaction Agreements and the consummation of the Transactions will not cause a material default under any such Leases, (iii) no action has been taken by the Company and, to Sellers’ Knowledge, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company without Company’s consent under any such Lease, (iv) the Company has not received written notice from any party repudiating any term of any such Lease or threatening to terminate, cancel or not renew any such Lease, and (v) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof) except for a Permitted Encumbrance.

(g) The Facilities are supplied with utilities (including water, sewage, disposal, electricity and gas) and other services necessary for the operation of the Facilities as currently operated, and to Sellers’ Knowledge, there is no condition that would reasonably be expected to result in the termination of the supply of such utilities to the Facilities.

(h) With regard to the Company’s personal property, the Company owns, leases or otherwise possesses all rights necessary to permit it to conduct its business as currently conducted and the Company has good, valid and marketable title to such personal property that it owns free and clear of all Encumbrances, except for and subject only to Permitted Encumbrances and except where the failure to have such rights or title would not reasonably be likely to result in a material liability to the Company. All material machinery and equipment owned or leased by the Company (i) is usable in the Ordinary Course of Business and (ii) has been maintained in a reasonably prudent manner in the Ordinary Course of Business, reasonable wear and tear excepted.

3.10. Intellectual Property.

(a) Except as set forth on Schedule 3.10(a), (i) the Company owns and has good and exclusive title, free and clear of all Encumbrances, to all Company Intellectual Property that the Company owns or purports to own (“Company Owned Intellectual Property”), and (ii) has a valid, enforceable and sufficient license to use all other Company Intellectual Property used in the conduct of the Company’s business in the manner such business is conducted on the date hereof. Except as set forth on Schedule 3.10(a), (i) no claim of invalidity, unenforceability, misuse or conflicting ownership rights with respect to any Company Intellectual Property, or contesting the Company’s right to use the same, has been received by the Company from any third party and no Company Intellectual Property or products or services offered by the Company is the subject of any pending or, to Sellers’ Knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person has given notice to the Company that the use of any Company Intellectual Property or products or services offered by the Company or the conduct of business by the Company in the manner such business has been conducted is infringing or has infringed any Patent, Mark, Copyright or Proprietary Right, or that the Company has misappropriated or improperly used or disclosed any Proprietary Right of any third party; (iii) the use by the Company of any Company Owned Intellectual Property, the use by the Company of any Company Intellectual Property licensed to the Company and the conduct of the business in the manner in which it has used and conducted the same, does not infringe, nor has infringed, any Patent, Mark, Copyright or other Proprietary Right of any third party, and does not involve the misappropriation or improper use or disclosure of any Proprietary Right of any third party; (iv) there exists no prior act or current conduct or use by the Company or any third party that would void or invalidate any material Company Intellectual Property; and (v) the execution, delivery and performance of this Agreement and each Company Transaction Agreement by the Company and the consummation of the Transactions will not breach, violate or conflict with any instrument or agreement concerning any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of the Company to use any Company Intellectual Property in the same manner in which it has been used by the Company in the conduct of its business in the Ordinary Course of Business.

(b) Schedule 3.10(b) sets forth (i) a list of all Company Owned Intellectual Property for which registrations have been issued or filed anywhere in the world and (ii) identifies all registrations and applications for registration of Company Owned Intellectual Property that were abandoned or for which prosecution was discontinued. All necessary registration, maintenance and renewal fees currently due in connection with Company Intellectual Property described in clause (i) of the preceding sentence have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Intellectual Property, except where the failure to make such fee payments and filings would not have a Material Adverse Effect.

(c) From January 1, 2005 to the date hereof, the Company has not asserted any claim or commenced any Action concerning infringement of any Company Owned Intellectual Property by any third party, nor has the Company settled any Action concerning infringement of any Company Owned Intellectual Property by any third party.

(d) The Company has taken commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Intellectual Property material to the business of the Company. Except as set forth on Schedule 3.10(d)(ii), all employees and independent contractors of Company that have conceived, created or reduced to practice Intellectual Property pertaining to the business, or that are engaged in activities pursuant to which Intellectual Property pertaining to the business might reasonably be expected to be conceived, created or reduced to practice, have executed assignment agreements in the form of Schedule 3.10(d)(ii). To the extent any Intellectual Property licensed to the Company is subject to any restrictions on use or disclosure, such restrictions are set forth in the Contracts disclosed in Schedule 3.12(a). Except as set forth on Schedule 3.10(d), no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned Intellectual Property.

(e) All material Software included in the Company Intellectual Property substantially conforms to all functional, design and performance specifications therefor. To Seller’s Knowledge, no product, system, or Software designed, developed, sold, licensed or otherwise made available by the Company to any Person in connection with the Company’s business contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user. No source code for any Software owned by the Company and used in its business has been delivered, licensed, or is subject to any source code escrow obligation by the Company, to any third party. None of the Software used in connection with the Company’s business incorporates or is based on or is a derivative work of any third party code that is subject to the terms of, or licensed to the Company pursuant to, any form of public source or “open source” license, such that the public source or “open source” license imposes conditions on the terms and conditions under which the Software may be used or distributed.

(f) The Company has at all times complied in all material respects with all applicable legal requirements relating to privacy, data protection and the collection, use and disclosure of personal information and user information gathered or accessed in the course of the operation of the Company’s business. No claims have been asserted or threatened against the Company in connection with its conduct of the Company’s business, and to Sellers’ Knowledge, no such claims are likely to be asserted or threatened by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any Laws, policies or procedures, nor is there a reasonable basis for any such claim. With respect to all personal and user information gathered or accessed in the course of the operation of the Company’s business, the Company has at all times taken actions commercially reasonable (including implementing and monitoring compliance with adequate measures with respect to technical, operational and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To Sellers’ Knowledge, there has been no unauthorized access to or other misuse of that information.

3.11. No Violation, Litigation or Regulatory Action.

(a) The Company is and since January 31, 2006 has been in compliance in all material respects with all applicable Laws and Court Orders.

(b) There are no Actions pending or, to Sellers’ Knowledge, threatened, against the Company or its business or assets that, to Sellers’ Knowledge, would reasonably be expected to result in a material loss to the Company. Except as set forth on Schedule 3.11(b), there are no outstanding Court Orders, consent decrees or orders of any other Governmental Authority issued in respect of the Company that affects the Company or its businesses or assets.

(c) There are no Actions pending or, to Sellers’ Knowledge, as of the date hereof, threatened, that question the legality or propriety of the Transactions.

3.12. Contracts.

(a) Schedule 3.12(a) sets forth a list of each of the following as of the date of this Agreement (except to the extent that any such Contract cannot be disclosed by the Company or any Seller under applicable Laws, in which case the Company shall notify Buyer that such disclosure of such Contracts has been withheld and the Company shall provide such information regarding each such Contract, including descriptions of such Contracts on a “no-names” basis or in general terms, to the extent it is legally permitted), other than Government Contracts:

(i) material Contracts not made in the Ordinary Course of Business;

(ii) license agreements and royalty agreements involving any form of material Company Intellectual Property, whether the Company is the licensor or licensee thereunder (excluding licenses to the Company of commercially available computer software that are commonly available on standard commercial terms at a price of less than $500 per copy, such as software “shrink-wrap” licenses);

(iii) Contracts (excluding Company Plans) involving future revenue, receipts, expenditures or liabilities by the Company in excess of $100,000 after the date hereof;

(iv) Contracts (A) providing for the payment of a commission, royalty or similar fee calculated as or by reference to a percentage of the Company’s revenues; profits or any business segment; or (B) requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business);

(v) employment Contracts, consulting Contracts, severance agreements, “stay-bonus” agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers of the Company or other personnel of the Company or any similar Contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of any liability of the Company to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel of the Company following termination of employment or otherwise as a result of the consummation of the Transactions (except as expressly contemplated by this Agreement);

(vi) Contracts providing for indemnification by the Company of any Person, other than pursuant to the indemnification provisions of the Contracts listed in another subpart of Schedule 3.12(a);

(vii) Contracts relating to Indebtedness for Borrowed Money, whether the Company shall be the borrower, lender or guarantor thereunder or related to any Encumbrance (except for Permitted Encumbrances) on any of the Company’s assets (excluding obligations to pay vendors in the Ordinary Course of Business);

(viii) Contracts containing covenants limiting the freedom of the Company, or any officer, director, employee or Affiliate of the Company, to engage in any line of business, compete in any geographic area or compete with any Person that relates to the Company or its business;

(ix) Contracts with a Related Party;

(x) individual leases of personal property involving annual payments of more than $100,000; and

(xi) Contracts providing for the purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company, (A) that are not terminable on notice of 30 or fewer days without cost or other liability at or at any time after the Closing and require future payments or satisfaction of other obligations of more than $150,000 in the aggregate; (B) pursuant to which the Company has granted or received most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory; or (C) that require the Company to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor.

(b) Complete and accurate copies of all of the Contracts listed in Schedule 3.12(a), including all amendments and supplements thereto, have been delivered or made available to Buyer. Each Contract of the type described on Schedule 3.12(a) (other than a Government Contract), is referred to herein as a “Company Material Contract.” Except as disclosed in Schedule 3.12(b), each Company Material Contract is valid and binding on the Company and each other party thereto, and has been fully executed by all parties thereto, is in full force and effect, the Company is in material compliance with the terms of each Company Material Contract and, to Sellers’ Knowledge, each other party to each Company Material Contract has in all material respects performed its obligations under such Company Material Contract. Except as disclosed in Schedule 3.12(b) and for such violations hereunder that would not reasonably be expected to result in a Material Adverse Effect, the Company does not know of, or has not received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice or the happening or occurrence of any other event would cause such a violation of or default of or default under) any Contract to which the Company is a party or by which the Company or any of its properties or assets are bound.

(c) Other than teaming agreements entered into in the Ordinary Course of Business and Government Subcontracts, the Company is not otherwise party to any partnership, joint venture or other similar Contracts with any Person. Other than the teaming agreements listed on Schedule 3.13(b), the Company is not party to any Contract providing for the sharing of profits.

3.13. Government Contracts. (a) Schedule 3.13(a) lists all Government Contracts for which performance is ongoing as of the date hereof (each, a “Current Government Contract”). The list accurately reports for each Government Contract the total net payments made as of June 30, 2010 and payments due for work performed. Except as disclosed in Schedule 3.13(a), (i) the Company has not bid on or been awarded any “small business set aside contract” (as defined in the FAR), any other “set aside contract” or other order or contract requiring small business or other special status at any time since January 1, 2005, and (ii) to Sellers’ Knowledge, no Government Contract is being credited toward the small business goals of any Governmental Authority or prime or other upper tier contractor.

(b) Each Current Government Contract under which the Company provides products or services was, to Sellers’ Knowledge, legally awarded, is binding on the parties thereto, and is in full force and effect. Each Current Government Contract (or, if applicable, each prime Contract under which a Government Subcontract was awarded), to Sellers’ Knowledge, is not currently the subject of bid or award protest proceedings. For purposes of this Section 3.13(b), the term Current Government Contract shall not include any Bids.

(c) No reasonable basis exists to give rise to a material claim against the Company by a Governmental Authority for fraud (as such concept is defined under the federal or state Laws of the United States) in connection with any Government Contract or other claim under the United States civil or criminal False Claims Acts.

(d) The Company is, and since January 1, 2005 has been, in compliance with all material terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information, and neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract.

(e) The Company has complied in all material respects with all Laws or Contracts pertaining to each Government Contract.

(f) Except as disclosed on Schedule 3.13(f), the Company has not received any written notice of termination for convenience, termination for default, cure notice or show cause notice (each as defined or used in the FAR) since January 1, 2005 pertaining to any Government Contract. To Sellers’ Knowledge, there is no reasonable basis to believe that any material Government Contract will not remain in effect after the Closing in accordance with its terms.

(g) The Company has not received written notice of any (i) outstanding material, pending or anticipated claims (including claims relating to bid or award protest proceedings or the functional equivalent thereof), requests for equitable adjustment (as defined or used in the FAR) or requests for waiver or deviation from contract requirements, either by any Governmental Authority or by any prime contractor, subcontractor or other Person, arising under or relating to any Government Contract, and to Sellers’ Knowledge, there is no reasonable basis for any such material claims or requests, or (ii) outstanding, pending, anticipated or, to Sellers’ Knowledge, threatened disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) or requests for equitable adjustment (or the functional equivalent thereof) between the Company and the United States Government under the United States Contract Disputes Act, as amended, or any other Law or between the Company and any prime contractor, subcontractor or other Person arising under or relating to any Government Contract. Except as set forth on Schedule 3.13(g), the Company has no interest in any pending or, to Sellers’ Knowledge, potential claim against (i) any Governmental Authority or (ii) any prime contractor, subcontractor, vendor or other Person arising under or relating to Government Contract.

(h) All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental Authority, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since January 1, 2005, including any statements made in connection with the Procurement Integrity Act, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. §§ 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, the Truth in Negotiations Act, 10 U.S.C. § 2306a and 41 U.S.C. § 254b, and their associated implementing regulations, were and still are current, accurate and complete in all material respects.

(i) No material payment due to the Company pertaining to any Government Contract has been withheld or set-off, and the Company is entitled to all progress, milestone or other payments received to date with respect thereto.

(j) Except for Government Contract audits of a routine nature, there have been no administrative, civil or criminal investigations, audits, indictment, information, lawsuits, subpoenas, document requests, administrative proceedings, mediations or arbitrations by any Government Authority involving the Company or any of its shareholders, officers or employees in such capacities since January 1, 2005.

(k) Neither the Company (or any Related Party thereto) nor any of its predecessors, shareholders or officers has ever been or is currently, (i) suspended, debarred, proposed for debarment, or excluded from participation in the award of any Government Contract with any Governmental Authority or for any reason listed on the “Excluded Parties List System” (or similar listing), nor has the Company been made aware that any debarment, suspension or exclusion proceeding has been initiated against the Company or any of its predecessors, shareholders or officers; (ii) the subject of an actual or threatened “whistleblower” or qui tam lawsuit; (iii) the subject of any formal investigation by the Company, in each case, with respect to any alleged act or omission arising under or relating to any Government Contract and other than routine audits or inquiries in the Ordinary Course of Business. To Sellers’ Knowledge, no fact or circumstance exists that would reasonably be likely to warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company or any of its directors, officers or employees.

(l) Since January 1, 2005, the Company has not made any (i) voluntary disclosure in writing to any Governmental Authority or other customer, prime contractor or upper-tier subcontractor related to any suspected, alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract, nor is the Company contemplating making any such voluntary disclosure. The Company has not made any mandatory disclosure (pursuant to Subpart 3.10 of the FAR) to any Governmental Authority with respect to credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act with respect to any Government Contract, as a result of the three-year “look back” required by Subpart 3.10 of the FAR.

(m) The Company maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in material compliance with all requirements of all of the Government Contracts and of applicable Laws. No cost incurred by the Company pertaining to such Government Contracts or cost accounting practice under the Cost Accounting Standards or otherwise has been questioned or challenged, is the specific subject of any review, audit or other investigation by any Governmental Authority, or has been disallowed by any Governmental Authority.

(n) Except as set forth in Schedule 3.13(n), the Company has not received any adverse or negative past performance evaluations or ratings in connection with any Government Contract since January 1, 2005.

(o) Schedule 3.13(o) identifies by current Government Contract or task order and description, all work or future business opportunities from which the Company or any related Person, is currently limited, prohibited or otherwise restricted from performing or bidding, due to express organizational conflicts of interests, Government Contract terms or provisions, or due to organizational conflicts of interest mitigation plans submitted by the Company in connection with any Government Contract.

(p) The Company is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February, 2006), and any supplements, amendments or revised editions thereof. Since January 1, 2005, there has not been any, and to Sellers’ Knowledge, there have not been any facts that could reasonably be expected to give rise to, the revocation of any security clearance of the Company or any director, officer, employee or agent of the Company.

(q) All Bids were submitted in the Ordinary Course of Business, and were based on assumptions believed by the Company’s management to be reasonable. Except as set forth on Schedule 3.13(q), the Company reasonably believes all Bids are capable of performance by the Company in accordance with the terms and conditions of such Bid without a total program loss (calculated in accordance with the Company’s accounting principles consistently applied). Since January 1, 2009, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $50,000.

(r) No payment has been made by the Company or by a Person acting on its behalf to any Person (other than to any bona fide employee or agent of the Company, as defined in FAR 3.401) that is or was improperly contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement law or regulation or any other Laws. The Company is not subject to any “forward pricing” rate agreement.

(s) Except as set forth on Schedule 3.13(s), the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contract, or any account receivable relating thereto, whether a security interest or otherwise.

(t) The Company complies with all applicable federal information security regulations and data protection requirements included in any Government Contract, including FISMA and the Privacy Act, 5 U.S.C. § 552(a). The Company has not received any oral or written notice from any Governmental Authority, nor any prime contractor or any other Person, that the Company has, or may have violated any applicable federal information security regulations or data protection requirements. To Seller’s Knowledge, the Company’s IT network has not experienced a “malware” incident, as defined by National Institute of Standards and Technology Special Publication SP-800-83, or other form of IT security failure that compromised the confidentiality, integrity or availability of the Company’s data, applications or operating system.

(u) Except as required under the HSR Act, or as set forth on Schedule 3.13(u), no material permit, consent, approval or authorization of, exemption from, or declaration or notice to or filing with, or any other action by, any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery or performance by the Company or any Seller of this Agreement or the consummation by the Company or any Seller of the Transactions.

Notwithstanding any other provisions of this Agreement, Section 3.13 constitutes the sole and exclusive representations and warranties of Sellers with respect to any Company Government Contract and Company Government Subcontract matters and the Laws applicable thereto and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.14. Intentionally omitted.

3.15. No Brokers. Except for Stifel whose fees shall be paid by Buyer on behalf of Company and Sellers as provided in Section 2.2, neither Sellers nor any Person acting on behalf of the Sellers has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions.

3.16. Employee Benefits.

(a) Schedule 3.16(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under Code Section 414 (an “ERISA Affiliate”) or as to which the Company or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Company Plans”). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Company Plan that would affect any current or former employee, director or other service provider of or to the Company or any ERISA Affiliate.

(b) With respect to each of the Company Plans, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents: (i) the Company Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Company Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under

ERISA with respect to such Company Plan, and all material employee communications relating to such Company Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Company Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other Governmental Authority relating to each Company Plan.

(c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title. No Company Plan is subject to Section 412, 430, 431 or 432 of the Code or Title IV or Section 302, 303, 304 or 305 of ERISA. None of the assets of the Company or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(d) Neither the Company nor any ERISA Affiliate, nor any of the Company Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any ERISA Affiliate, any of the Company Plans or any such trust could, directly or indirectly, be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code.

(e) All contributions required to have been made under the terms of any Company Plan or pursuant to ERISA and the Code have been timely made and, except as set forth on Schedule 3.16(e), all obligations in respect of each Company Plan have been properly accrued and reflected in the Financial Statements.

(f) None of the Company Plans is, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in ERISA Section 3(37)), a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of ERISA Section 4063(a).

(g) Each of the Company Plans that is intended to be “qualified” within the meaning of Code Section 401(a) is so qualified and a favorable determination or opinion letter to that effect has been issued by the IRS with respect to each such Company Plan, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Company Plan under Code Section 401(a) or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of other corrective action pursuant to such system in order to maintain the qualified status of such Company Plan. Each of the Company Plans that is intended to satisfy the requirements of Code Section 125, 423 or 501(c)(9) satisfies such requirements. Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code.

(h) Each Person who performs services for the Company has been, and is, properly classified by the Company as an employee or independent contractor. The Company is not a party (and since January 1, 2005 has not been a party) to any Contract with a professional employer organization. None of the Company Employees are secunded and the Company does not retain the services of any “leased” employees.

(i) There are no claims pending, or, to Sellers’ Knowledge, threatened or anticipated (other than routine claims for benefits) against or involving any Company Plan, the assets of any Company Plans or against the Company or any ERISA Affiliate with respect to any Company Plan. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Company Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to Sellers’ Knowledge, threatened audits or investigations by any Governmental Authority involving any Company Plan.

(j) No Company Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in ERISA Section 3(2)), or (iii) deferred compensation benefits accrued as liabilities in the Financial Statements). No Company Plan is funded through a “welfare benefit fund” as defined in Code Section 419.

(k) Each Company Plan may be amended or terminated without liability to the Company, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Company Plan. Neither the execution of this Agreement or any other Transaction Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to the Company becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to the Company, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to the Company.

(l) Each Company Plan that provides deferred compensation subject to Code Section 409A complies with Code Section 409A (and has so complied for the entire period during which Code Section 409A has applied to such Company Plan). None of the Transactions will constitute or result in a violation of Code Section 409A.

(m) No Company Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in ERISA Section 407(d)).

(n) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to the Company are fully insured by a third party insurance carrier, subject to payment of applicable deductibles.

3.17. Environmental Compliance.

(a) The Company is and since January 1, 2006 has been in compliance in all material respects with applicable Environmental Laws.

(b) The Company possesses all Permits required under Environmental Laws for operation of the Company as currently conducted, except for such Permits that the failure to so own, hold or possess would not reasonably be expected to result in a material liability to the Company, and the Company is and since January 1, 2006 has been in compliance in all material respects with such Permits.

(c) The Company has not received any written notice of violation, nor is any Action pending or, to Sellers’ Knowledge, threatened, asserting actual or potential liability under any Environmental Law or Permit in respect to the Company, except for any such notice, claim or action that, if adversely determined, would not reasonably be expected to result in a material liability to the Company.

(d) There are no past or present actions, activities, circumstances, conditions, events or incidents relating to the Company, including the release, emission, discharge, presence or disposal of any Hazardous Substances (including the off-site disposal of Hazardous Substances), that are likely to result in any material liability of or give rise to any material remedial action against the Company under existing Environmental Laws.

(e) The Company has not received any notice or claim that the Company is or may be liable to any Person as a result of exposure to any Hazardous Substance.

Notwithstanding any other provisions of this Agreement, the representations and warranties contained in this Section 3.17 are the only representations and warranties given by Seller with respect to environmental matters and Hazardous Substances or compliance with Environmental Laws and no other provisions of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

3.18. Employee Relations and Agreements.

(a) Schedule 3.18(a)(1) sets forth, as of the date hereof, a true and complete list of the name, positions, years of service and current annual compensation (separately identifying base salary, bonus target or opportunity, and other compensation components) of all employees of the Company. The Company is and since January 1, 2006 has been in compliance with all applicable Laws respecting labor, employment, employee classification, fair employment practices, terms and conditions of employment, independent contractors, child labor, work permits, workers’ compensation, occupational safety, plant closings, and wages and hours. The Company is and since January 1, 2006 has been in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee of the Company hired after November 9, 1986. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and in compliance with applicable Law). Schedule 3.18(a)(2) sets forth, as of the date hereof, a true and complete list of all current or former employees who are entitled or who may become entitled to receive bonus amounts or other incentive amounts with respect to employment by the Company.

(b) Schedule 3.18(b)(i) contains a list of all employment and consulting agreements to which the Company is a party as of the date hereof. Except as disclosed on Schedule 3.18(b)(ii), the terms of employment or engagement of all employees and consultants of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without liability for payment of termination or severance compensation or damages. Except as set forth on Schedule 3.18(b)(iii), no employee or consultant of the Company is a party to any employment or other agreement that entitles him or her to compensation or other consideration as a result of the acquisition by any Person of control of the Company.

(c) The Company does not have any collective bargaining agreements or relationships, and no collective bargaining agreements or relationships are currently being negotiated. There are no material labor controversies, disputes, strikes, lockouts, work slowdowns, or work stoppages pending or, to Sellers’ Knowledge, threatened between the Company and any of the employees who work for the Company or have worked for the Company since January 1, 2006. As of the date hereof, no management employees or Key Employees of the Company have notified the Company that such employee intends to terminate employment with the Company and, to Sellers’ Knowledge, none of such employees intend to terminate employment with the Company. To Sellers’ Knowledge, no employee of the Company is in breach of any material term of any employment agreement, confidentiality, nondisclosure or proprietary information agreement or noncompetition agreement.

(d) There is neither (i) any employment-related Action pending or, to Sellers’ Knowledge, threatened against the Company, nor (ii) any pending internal investigation of any complaints of employment Law violations by the Company.

(e) To the extent applicable to the Company, the Company has complied and is in current compliance with the applicable terms and conditions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Sec. 2101 et seq. (“WARN”), and all similar state and local Laws, rules and regulations relating to the termination of employees or closing of plants prior to the Closing with regard to all employees of such Company with respect to any action that is required to be taken pursuant to WARN.

3.19. No Undisclosed Liabilities. The Company does not, as of the date hereof, have any liabilities (contingent or otherwise), and, to Sellers’ Knowledge, no facts or circumstances have occurred or exist that are reasonably likely to give rise to any, Company liabilities (contingent or otherwise), except for (a) liabilities disclosed, reflected or reserved against in the Balance Sheet, (b) liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) the matters disclosed in or arising out of matters set forth on the Disclosure Schedules or that are the subject of other representations and warranties set forth herein, (d) liabilities and obligations incurred in connection with this Agreement and the Transactions, (e) liabilities that will be fully reflected on the Closing Net Asset Value Statement, and (f) liabilities or obligations that are not otherwise material to the Company.

3.20. Affiliated Transactions. Except as set forth on Schedule 3.20, to the Seller’s Knowledge, no Related Party is a party to any Contract, commitment or transaction with the Company or has any interest in any property or asset used by the Company.

3.21. Government and Internal Audits. Except for contract audits of a routine nature, which routine audits would not be reasonably expected to result in a material liability to the Company, the Company is not being specifically audited or investigated by any Governmental Authority, nor, to Sellers’ Knowledge, has any such audit or investigation been threatened. The Company has not undertaken an internal audit of any events or omissions that could reasonably be expected to affect materially the performance of a Government Contract or result in a material liability to the Company.

3.22. Customers; Vendors.

(a) Schedule 3.22 sets forth a list of the ten largest customers of the Company in terms of revenues during the twelve months ended July 31, 2010 (each such customer, a “Key Customer”). Except as set forth on Schedule 3.22, as of the date hereof, to Sellers’ Knowledge, there has not been any materially adverse change in the Company’s business relationships with any Key Customer since January 1, 2009. As of the date hereof, no Key Customer has informed the Company that it intends to materially change its business relationship with respect to the Company as a result of the consummation of the transactions contemplated by this Agreement, nor, to Sellers’ Knowledge, does any Key Customer have any such intent. To Sellers’ Knowledge, as of the date hereof, no Key Customer intends to change its current or prospective business relationship with the Company in a manner that would cause the representations and warranties in this Section 3.22 to be inaccurate in any material respect, but Government Contracts may be detrimentally affected by funding limits, non-exercise of contract options and similar limitations that may or may not be related to the performance of the Company. To Seller’s Knowledge, with respect to all transactions and business relationships that have resulted in the Company’s accrual of deferred revenue for GAAP purposes as of and since December 31, 2009, (i) the costs to the Company of providing the services or products necessary to recognize such revenue will not result in the profit margin for the Company specifically relating thereto to vary materially and adversely from the historical profit margins of the Company with respect to comparable transactions and business relationships and (ii) all such deferred revenue arises from transactions and business relationships constituting bona fide transactions in the Ordinary Course of Business.

(b) Schedule 3.22(b) sets forth a list of the ten largest suppliers of services, supplies, merchandise, or other goods to the Company in terms of expenses during the twelve months ended July 31, 2010 (each such supplier, a “Key Vendor”). To Sellers’ Knowledge, as of the date hereof, there has not been any materially adverse change in the Company’s business relationships with any Key Vendors since January 1, 2009. As of the date hereof, no Key Vendor has informed the Company that it intends to materially change its business relationship with respect to the Company as a result of the consummation of the transactions contemplated by this Agreement, nor, to Sellers’ Knowledge, does any Key Vendor have any such intent. To Sellers’ Knowledge, as of the date hereof, no Key Vendor intends to change its current or prospective business relationship with the Company in a manner that would cause the representations and warranties in this Section 3.22(b) to be inaccurate in any material respect.

3.23. Accounts Receivable; Accounts Payable. All the accounts receivable (whether billed or unbilled) owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the Ordinary Course of Business, and there are no known or asserted claims, refusals to pay or other rights of set-off that have been exercised or asserted against any thereof. Except to the extent of the reserve, if any, that the Company has established specifically for doubtful accounts receivable (which reserve is set forth on the Balance Sheet, is reasonable under the circumstances and is consistent with past practice), to Sellers’ Knowledge, all accounts receivable existing on the Closing Date (assuming billing and collection efforts consistent with the Company’s historical practices) will be paid in full by not later than the 90th day after the date each such respective account receivable was billed. All of the accounts payable that have arisen since December 31, 2009, arose from bona fide purchases of goods and services of the Company in the Ordinary Course of Business.

3.24. Insurance. Schedule 3.24 accurately sets forth (i) the type and amount of insurance maintained by the Company and the names of the insurance carriers and policy numbers and (ii) the aggregate loss experience data for the Company as of July 31, 2010 and for the three year period then ended for property, casualty, and general liability claims. There is no material claim by the Company pending under any of such policies as to which the Company has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies have been paid, and the Company has complied in all material respects with the terms and conditions of all such policies. Such policies of insurance are in full force and effect. No notice of cancellation or termination has been received with respect to any such policy. Such policies are valid, outstanding and enforceable and will not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

3.25. Assets Necessary to Conduct Business. Upon consummation of the Transactions, the Company will continue to hold the necessary real and personal property currently used by the Company to conduct the Company’s business as currently conducted by the Company. The Company’s business is conducted solely through the Company.

3.26. Foreign Corrupt Practices Act. No agent, employee or other Person associated with or acting on behalf of the Company or any predecessor of the Company has, directly or indirectly, used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.27. Export Control Matters. The Company is in compliance with all U.S. federal export Laws applicable to it including the Arms Export Control Act (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. App. 2401-2420) and as implemented through Executive Order, the Export Administration Regulations (15 CFR 730-774)

and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (31 CFR 500 et. seq.) (collectively, the “International Trade Laws”). In connection with the Company’s compliance with International Trade Laws, there are not any adverse or negative past performance evaluations or ratings by any Governmental Authority, any voluntary disclosures under the export control and trade sanctions Laws, any enforcement actions or threats of enforcement actions, or any facts that could result in any adverse or negative performance evaluation that could affect the evaluation of the Company’s obtaining approval for future export activity. No Governmental Authority or other Person has notified any Seller or the Company of any actual or alleged violation or breach of any International Trade Laws. Neither any Seller nor the Company has received any notice of any pending audit, review, inspection, investigation, survey or examination of records by any Governmental Authority relating to the Company’s export activity. The Company has not been and is not now under (i) any administrative, civil or criminal indictment involving alleged false statements, false claims or other improprieties relating to the Company’s export activity, (ii) any administrative, civil or criminal investigation involving alleged false statements, false claims or other improprieties relating to the Company’s export activity, or (iii) any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s export activity; and to Sellers’ Knowledge, there is no reasonable basis for any such indictment, investigation or litigation. All of the products and technical data (as defined in the Export Administration Regulations (“EAR”)) that the Company makes, sells or otherwise distributes that are subject to the EAR and have a Export Control Classification Number (“ECCN”) other than EAR99 are listed (along with their respective ECCNs) on Schedule 3.27.

3.28. Defense Articles, Defense Services and Technical Data. Except as set forth in Schedule 3.28, since the Company’s inception, it has not manufactured, exported or furnished “defense articles,” “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively, in violation of applicable Law. The Company has not imported articles appearing on the U.S. Munitions Import List, as defined in 22 Code of Federal Regulations Section 447.21, in violation of applicable Law.

3.29. Clearances. The Company has provided Buyer with a complete and accurate list (including an indication of the type of clearance) of all facility security clearances held by the Company and all personnel security clearances held by any officer, director, manager, employee or consultant of the Company (the “Clearance List”). Except as set forth on the Clearance List, there are no facility security clearances or personnel security clearances required under applicable Law in connection with the operation of the Company’s business. All facility security clearances held by the Company are currently in full force and effect. No termination for default, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from Defense Security Service or any other Governmental Authority has been issued and remains unresolved with respect to any such facility security clearances, and to Sellers’ Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

3.30. Termination of Obligations under the SAR Agreements. Upon consummation of the Closing, the Company shall have satisfied fully all current and future payment obligations under the SAR Agreements, including Section II5 thereof, so that the Company shall thereafter have no payment or other liability under any SAR Agreement to the respective Grantee (as defined in the SAR Agreement).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company and Sellers to enter into this Agreement and to consummate the Transactions, Buyer hereby represents and warrants to the Company and Sellers as follows:

4.1. Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date hereof.

4.2. Authority of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Transaction Agreements. The execution, delivery and performance of this Agreement and the Buyer Transaction Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Company and Sellers) is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

4.3. No Violation of Law and Agreement. The execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by Buyer of its obligations hereunder or thereunder, does not and will not:

(a) violate any provision of the certificate of incorporation or bylaws of Buyer;

(b) violate any provision of applicable Law relating to Buyer; or

(c) except as required under the HSR Act, require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority.

4.4. No Litigation or Regulatory Action.

(a) There is no Action pending or, to Buyer’s knowledge, threatened, against Buyer or its Affiliates that would reasonably be expected to prevent, hinder or delay the consummation of any of the Transactions; and

(b) There is no Action pending or, to Buyer’s knowledge, threatened, that questions the legality or propriety of the Transactions or any of the Buyer Transaction Agreements.

4.5. No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Transactions.

4.6. Financial Ability. Buyer has, and will have on the Closing Date, sufficient cash on hand from Buyer’s immediately available internal funds or available under a committed credit facility or unutilized lines of credit with financial institutions to consummate the Transactions and perform Buyer’s obligations hereunder (including its obligation to pay the Initial Purchase Price pursuant to Section 1.2).

4.7. Solvency. On the Closing Date after giving effect to all indebtedness being incurred on such date in connection herewith, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

4.8. Independent Analysis. Buyer acknowledges that it has conducted a complete and independent investigation of all aspects of the Company (including the financial condition, results of operations, assets, liabilities, legal status, contracts, properties and projected operations of the Company), and, in making its determination to proceed with the Transactions, Buyer has relied solely on the results of such investigation and the representations, warranties, covenants and agreements of Sellers and Company set forth herein and in the Company Transaction Agreements and the Sellers’ Transaction Agreements constitute the sole and exclusive representations and warranties of the Company and Sellers to Buyer in connection with the Transactions, and Buyer acknowledges and agrees that the Company and Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement and the Company Transaction Agreements and Seller Transaction Agreements. Buyer further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to Buyer or any of its employees, agents or representatives were prepared for internal planning purposes only and are not representations or warranties of the Company or Seller, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

4.9. Investment Intention. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares. Buyer confirms that Sellers have made available to Buyer the opportunity to ask questions of Sellers and the Company’s officers and management of the Company and to acquire additional information about the Company’s business, assets and financial condition. Buyer is acquiring the Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any of the

Shares. Buyer understands that the Shares have not been, and will not be registered or qualified under the Securities Act of 1933, as amended, nor under any state or any other applicable securities law, by reason of a specific exemption from the registration or qualification provisions of those laws, based in part upon Buyer’s representations in this Agreement. Buyer understands that none of the Shares may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws or an exemption from such registration and qualification is available.

SECTION 5. ACTION PRIOR TO THE CLOSING DATE

Buyer, the Company and each Seller covenant and agree to take the following actions between the date hereof and the earlier of (a) the Closing Date and (b) the termination of this Agreement (the “Pre-Closing Period”):

5.1. Access to Information. Subject to any and all applicable U.S. Government security requirements that may require that only officers, employees and authorized representatives of Buyer having the appropriate security clearance have access to certain information, the Company shall (a) afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the Company’s offices, properties, senior level employees and business, tax and accounting records (including computer files, retrieval programs and similar documentation) to the extent Buyer shall reasonably deem necessary or desirable and (b) furnish to Buyer or its authorized representatives such additional information concerning the Company as shall be reasonably requested; provided, however, that the Company shall not be required to breach any obligation of confidentiality to unrelated Persons to which the Company is subject. Buyer’s investigation shall be conducted in such a manner as not to interfere unreasonably with the Company’s operations, and in discharging Buyer’s obligations pursuant to this Section 5.1 Buyer and its representatives shall not speak to any of the employees, customers, distributors and suppliers of the Company without Sellers’ Representative’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. In no event shall Buyer and its representatives have access at any time prior to the Closing to any information regarding pending or proposed bids for new contracts or subcontracts or any related information where Buyer or an Affiliate of Buyer also has submitted or intends to submit a bid for such contract or subcontract.

5.2. Governmental Approvals.

(a) Buyer and Sellers undertake and agree to file as soon as practicable, and in any event on or before October 22, 2010, a Notification and Report Form and documentary materials in respect of the Transactions that substantially comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust matters). Buyer and Sellers’ Representative shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental

Authority not to consummate the Transactions, except with the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law. Each of the Parties shall use commercially reasonable efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Authority, in each case as promptly as practicable, including by executing agreements, defending through litigation on the merits any claim asserted in any court, including appeals, and submitting to judicial or administrative orders to hold separate any business or assets of any Seller, the Company or Buyer or their respective Affiliates; provided, however, that nothing contained in this Agreement shall require Buyer or any Seller to take any such action if the taking of such action could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of any Seller, the Company or Buyer, or that of any of their respective Affiliates, or require any of Buyer, Seller or the Company or any of their respective Affiliates to dispose of any material portion of its business. Buyer and Sellers’ Representative shall (i) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, and (iii) to the extent permitted under applicable Law, furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions (unless the furnishing of such information would (A) violate the provisions of any applicable Laws (including those relating to security clearance or export controls) or any confidentiality agreement or (B) cause the loss of the attorney-client privilege with respect thereto); provided, that each such Party shall use its commercially reasonable efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate applicable Laws or cause the loss of the attorney-client privilege with respect thereto.

(b) Except as otherwise provided herein, the obligations of the Parties under this Section 5.2 shall not include any requirement of any Seller, Buyer or any Affiliate of any Seller or Buyer to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person. Notwithstanding anything herein to the contrary, Buyer shall pay all filing fees in respect of the filing under the HSR Act referenced in Section 5.2(a) in respect of the Transactions.

5.3. Operations Prior to the Closing Date. Except as set forth below, as otherwise contemplated by this Agreement or with the written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall (a) conduct its business only in the Ordinary Course of Business and (b) use commercially reasonable efforts to (i) keep available the services of the current officers, key employees and consultants of the Company, (ii) preserve the current relationships of the Company with such of the clients, suppliers, licensors, licensees, distributors, customers, landlords, employees, agents and other Persons with which the Company has significant business relations and (iii) preserve substantially intact its business organization. Without limiting the generality of the foregoing, except as set forth below, as otherwise contemplated by this Agreement or with the approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not:

(i) amend or otherwise change its articles of incorporation or bylaws;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Interests in the Company (including any such interest represented by Contract right);

(iii) declare, set aside, make or pay any dividend or other distribution (other than (A) tax distributions consistent with past practices of the Company to enable Sellers to pay estimated Taxes and (B) other dividends payable in cash that will not result in the Closing Net Asset Value being less than the Reference Net Asset Value and with respect to which the Company has provided Buyer with prior notice) with respect to any of its Equity Interests or enter into any agreement with respect to its Equity Interests;

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(v) (A) acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interests in any Person or any division thereof or any assets, other than in the Ordinary Course of Business, (B) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the Ordinary Course of Business, or (C) enter into or amend any Contract or other arrangement that, if fully performed, would not be permitted under this Section 5.3;

(vi) defer the payment of any expenses beyond the date such expenses are due except in the Ordinary Course of Business;

(vii) make any single capital expenditure or enter into any contract or commitment therefor in excess of $150,000;

(viii) enter into or amend any contract for the purchase or lease (as lessor or lessee) of real property or exercise any option to extend a Lease;

(ix) sell, lease (as lessor), transfer or otherwise dispose of, license, mortgage or pledge or impose any Encumbrance (other than Permitted Encumbrances or Encumbrances that will be released on or before the Closing Date) on, any of its assets, in whole or in part, other than sales of inventory in the Ordinary Course of Business, personal property sold or otherwise disposed of in the Ordinary Course of Business that is obsolete or is not material to its business and dividends of cash to Sellers in respect of the Shares that will not result in the Closing Net Asset Value being less than the Reference Net Asset Value and with respect to which the Company has provided Buyer with prior written notice;

(x) create, incur, assume, or agree to create, incur, or assume or guarantee, any Indebtedness for Borrowed Money other than money borrowed or advanced in the Ordinary Course of Business;

(xi) make any change in the compensation of employees of or consultants to the Company, other than changes made in accordance with normal compensation practices and consistent with past practices of the Company or changes required by employment agreements identified on Schedule 3.18(a)(i) or by any Law, or otherwise change, alter or enter into any employment agreement or consulting arrangement other than in the Ordinary Course of Business;

(xii) hire any new employees, agents or consultants except to replace existing employees, agents or consultants at similar compensation levels and except for any new employees hired in the Ordinary Course of Business;

(xiii) (A) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, equity incentive, option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant, except to the extent required by applicable Law; or (B) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, timing of payment or funding under any Company Plan;

(xiv) make any material change in the accounting principles, methods, practices or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;

(xv) waive, release, assign, settle or compromise any debt owed to the Company by any Person or any claims, other than adjustments made to Contracts with the Company’s clients in the Ordinary Course of Business that are, in the aggregate, not material to the Company, or any material Actions;

(xvi) other than with respect to any Contract that has already been identified to Buyer or about which Sellers’ Representative has notified Buyer prior to the date hereof, (A) enter into any Contract that would be included in the definition of Company Material Contract or make any material modification to any existing Company Material Contract, in each case other than any Contracts or extensions that (1) have a term of one year or less, or (2) involve $150,000 or less, or are entered into or modified in the Ordinary Course of Business, or (B) enter into or make a Bid for any material Government Contract or firm fixed price Government Contract having expected profit margins that are less than 15%;

(xvii) loan or advance any amount to, or enter into any Contract with, or otherwise engage in any transaction with, any director, officer or holder of an Equity

Interest in the Company or any of their respective Affiliates, except for payment of salary or expenses, advancement to directors, officers or employees in the Ordinary Course of Business and cash dividends to Sellers;

(xviii) make or change any Tax election, adopt or change any accounting method in respect of Taxes, file any Tax Return or an amendment to a Tax Return other than the Company’s corporate Income Tax Returns for all Pre-Closing Tax Periods, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes if such election, adoption, change, amendment, agreement, settlement, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date, except in the Ordinary Course of Business; or

(xix) revoke the Company’s election to be taxed as an S Corporation or allow any action other than the sale of the Shares pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S Corporation.

5.4. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use all commercially reasonable efforts to cause the Closing to occur (including the use of commercially reasonable efforts to execute and deliver any documents reasonably requested by either Party and to satisfy such Party’s conditions to Closing set forth herein).

5.5. Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 5.5 shall terminate. If, however, this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in respect of such confidential information in accordance with its terms.

5.6. Notification. During the Pre-Closing Period, the Company and Sellers’ Representative shall disclose to Buyer, in writing any breaches of, or inaccuracies in the representations, warranties and covenants made by the Company or any Seller herein, and Buyer shall disclose to the Company and Sellers’ Representative, in writing any breaches of, or inaccuracies in the representations, warranties and covenants made by Buyer herein.

5.7. Termination of Credit Card Accounts. Prior to the Closing, the Company shall have paid in full all amounts outstanding under the Company’s American Express Corporate Card and shall have terminated the account(s) in connection therewith.

5.8. Exclusive Dealing. During the Pre-Closing Period, the Company and each Seller shall, direct its respective Affiliates, officers, managers, directors, employees, investment bankers, consultants, representatives and other agents not to, directly or indirectly, (i) sell or otherwise transfer the Shares or any other capital stock of the Company, or enter into any agreement to sell or otherwise transfer the Shares or any other capital stock of the Company; (ii) take any action to solicit, initiate, facilitate, negotiate, accept or discuss, any proposal or offer to acquire all or any portion of the Company or its assets (excluding any sale of assets in the

Ordinary Course of Business), whether by merger, consolidation, sale of stock or assets, recapitalization or otherwise (each, an “Acquisition Proposal”); (iii) engage in discussions or negotiations with any third Person with respect to an Acquisition Proposal; (iv) enter into any agreement or other commitment or otherwise consummate or agree to consummate an Acquisition Proposal; or (v) disclose or provide any nonpublic information relating to the Company (including this Agreement) in connection with an Acquisition Proposal. Each Seller shall, and shall cause the Company and its agents to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with respect to any Acquisition Proposal. The Company and each Seller shall as promptly as practicable (and in no event later than two Business Days after receipt thereof), advise Buyer of any inquiry received by it after the date hereof relating to any potential Acquisition Proposal and of the material terms of any such proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from such Party or of any negotiations or discussions being sought to be initiated with it in connection with any such proposal, and such Party shall furnish to Buyer a copy of any such proposal or inquiry and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing.

5.9. Sellers’ Expenses. Sellers covenant that no Sellers’ Expenses will be charged to the Company and that Sellers will jointly and severally bear all such expenses. In furtherance of the foregoing, no later than two Business Days prior to the Closing, Sellers’ Representative shall cause Stifel to provide to Buyer and the Company an invoice setting forth the total amount due Stifel in respect of the Transactions (the “Stifel Invoice”).

5.10. Capital Expenses. Prior to the Closing, the Company shall have made capital expenditures in calendar year 2010 of at least an amount equal to the pro rata amount of the calendar year 2010 capital expenditures budget of $250,000, based on the number of days elapsed in such year.

SECTION 6. POST-CLOSING AGREEMENTS

6.1. Employees; Employee Benefits; Hiring of Employees.

(a) Wage Rates, etc. With respect to those individuals who are employees of the Company immediately prior to the Closing Date (the “Company Employees”), Buyer shall cause the Company, to the extent permitted by applicable Law and the respective Company Plans, to (i) employ such Company Employees on those terms and conditions, including the Buyer’s severance policy, that are afforded to similarly situated employees of the Buyer and its Affiliates (other than the Company Employees) and (ii) credit all Company Employees with service with the Company, to the extent credited under the corresponding or comparable Company Plans, as service with Buyer for (i) calculating severance benefits under Buyer’s severance policy then in effect, and (ii) eligibility and vesting purposes (but not for benefit accrual purposes) under the employee benefit plans of Buyer and its Affiliates (each a “Buyer Group Plan”), solely to the extent permitted under Buyer Group Plans and to the extent that Buyer makes such Buyer Group Plans available to the Continuing Employees.; provided, that nothing in this Agreement shall (i) obligate the Company to continue the employment of any Company Employee following the Closing, (ii) limit the ability of Buyer or its Affiliates from revising, amending or terminating from time to time any Company Plan, any Buyer Group Plan or other employee benefit plan, program or policy in accordance with the terms thereof, or (iii) be construed as an amendment of any Company Plan or Buyer Group Plan.

(b) WARN and Corresponding State Laws. Buyer shall cause the Company to make any filings and deliver any notices required in connection WARN, or any similar state or local law so that no Seller shall have any liability under WARN or any similar state or local law as a result of the Transactions or any action taken by Buyer, the Company or the Affiliates of either of them following the Closing. Buyer shall cause the Company to be responsible and indemnify, hold harmless and defend Sellers from and against any liability, obligation or cost under WARN or any similar state or local law, to any employee of the Company who is found to have suffered an “employment loss” under WARN after the Closing Date, and any and all other liabilities, obligations and costs, including attorneys’ fees, arising out of or resulting from any such employment loss or the Company’s failure to continue to employ any such employee, serve sufficient notice, or provide pay in lieu of notice pursuant to WARN or any similar state or local law.

(c) No Third Party Beneficiaries. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including the right of any Company Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with the Company.

(d) Key Personnel. Within 60 days after the Closing Date, or if the 60th day after the Closing Date occurs during a “blackout period” for SRA International, Inc. (“Parent”), within 10 days after the end of such “blackout period”, Buyer shall cause Parent to grant pursuant to its 2002 Stock Incentive Plan restricted shares of Parent’s Class A Common Stock having an aggregate value at the time of grant equal to at least $500,000 (the “Restricted Stock”),which shall be allocated among the Key Personnel who are employed by the Company or any of its Affiliates as of the date of grant in such amounts as Buyer shall in its sole discretion determine. Each grant of Restricted Stock (each, a “Restricted Stock Award”) will provide, subject to Buyer’s standard terms and conditions, that one-fourth of the shares granted will vest on each of the first four anniversaries of the Closing Date and all vesting will cease upon the first date on which the respective award recipient is not employed by Buyer, Company or any of their Affiliates. The Company shall adopt the Key Personnel Performance Plans within 60 days after the Closing Date and shall maintain the Key Personnel Performance Plans until any awards payable thereunder are paid to the respective Key Personnel pursuant thereto.

(e) Pre-Closing Actions. During the Pre-Closing Period, Sellers shall, and shall cause the Company to, take, to the extent permitted by applicable Law (including ERISA), all actions that may be reasonably requested by Buyer with respect to (i) causing one or more of the Company Plans to terminate as of the Closing Date, or as of the date immediately preceding the Closing Date, as specified by Buyer, (ii) causing benefit accrual or entitlement under any Company Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Plan, (iv) facilitating the merger of any Company Plan into any Buyer Group Plan, or (v) causing the removal of one or more participating employers from any Company Plan.

6.2. Tax Matters.

(a) (i) At Sellers’ sole expense, Sellers shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns (other than Income Tax Returns) of the Company for all Pre-Closing Tax Periods that are due (taking into account extensions) on or before the Closing Date and all Income Tax Returns of the Company for all Pre-Closing Tax Periods, whether due on, before or after the Closing Date (“Seller Income Tax Returns”). Such Tax Returns shall be submitted to Buyer at least 20 Business Days before filing for Buyer’s review and comment. Buyer shall cooperate with Sellers as necessary to prepare and file such Tax Returns, including signing powers of attorney or signing such Tax Returns as may be necessary.

(ii) Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company due after the Closing Date, other than Seller Income Tax Returns. Such Tax Returns shall be submitted to Sellers’ Representative at least 20 Business Days before filing for Sellers’ Representative’s review and comment.

(iii) All Tax Returns prepared pursuant to Sections 6.2(a)(i) and (ii) shall be prepared in a manner consistent with the past reporting practices of the Company except as required by changes in applicable Law.

(iv) Sellers’ Representative and Buyer shall provide the other Party with copies of any Tax Returns that it files or causes to be filed pursuant to Sections 6.2(a)(i) and (ii) after the Closing in respect of periods that end on or before the Closing Date or Straddle Periods no later than 20 days after the filing of such Tax Returns.

(b) Sellers shall be responsible for and indemnify the Company and Buyer from and against (i) all liabilities for Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods and (ii) in the case of any Straddle Period of the Company, all liabilities for Taxes for the portion of such period ending the day before the Closing Date, such Taxes for such portion of the Straddle Period to be determined (i) in the case of Taxes based on income, receipts or purchases of the Company, by an interim closing of the books as of the close of such day and (y) in the case of other Taxes of the Company, by multiplying the amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period ending on such day and the denominator of which is the total number of days in such Straddle Period; provided, however, that in the case of the foregoing clauses (i) and (ii) Sellers shall be liable only to the extent that such Taxes are in excess of such Taxes taken into account in determining the Closing Net Asset Value. Subject to the resolution of any Tax Proceeding pursuant to Section 6.2(d), Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.2(b) at least 20 days prior to payment of such Taxes by Buyer or the Company.

(c) Except for any Tax refund or credit taken into account in determining Closing Net Asset Value, all Tax refunds (including any interest thereon and any reduction of Taxes) that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company becomes entitled that relate to Taxes of the Company for a Pre-Closing Tax Period or the portion of any Straddle Period ending on the day before the Closing Date (“Seller Refunds”) shall be for the account of Sellers. Buyer shall, upon Sellers’ Representative’s reasonable request and at the sole expense of Sellers, obtain any Seller Refunds. Buyer shall pay to Sellers’ Representative any such refund or the amount of any such credit (including any interest paid or credited with respect thereto) within ten Business Days after receipt or entitlement thereto.

(d) (i) If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any Taxing Authority, that might result in an indemnity payment pursuant to Section 6.2(b), the Party receiving notice of such audit, investigation, similar proceeding or claim shall promptly notify the other Party in writing of such audit, investigation, similar proceeding or claim (the “Tax Proceeding”); provided, however, that failure to give such notice shall not affect the indemnification obligations under Section 6.2(b) unless such failure prejudices the indemnifying Party.

(ii) With respect to any Tax Proceeding, other than a Tax Proceeding that relates to solely to Tax for a Straddle Period, Seller shall have the right to control all proceedings taken in connection with such Tax Proceeding (including selection of counsel) and, without limiting the foregoing, may with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Proceeding in any permissible manner. Buyer shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose.

(iii) Buyer and Sellers’ Representative shall jointly control all Tax Proceedings relating solely to Taxes for a Straddle Period. In no case shall any Party settle or otherwise compromise any Tax Proceeding under this Section 6.2(d)(iii) without the other Party’s prior consent (which consent may not be unreasonably withheld, conditioned or delayed).

(iv) Buyer and the Company, on the one hand, and Sellers, on the other hand, shall cooperate with each other in contesting any Tax Proceeding, which cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding and, in the case of Buyer, causing the Company to so cooperate. Sellers and Buyer shall each provide the other (and, in the case of Buyer, shall cause the Company to provide Sellers) with copies of all material documents with respect to the aforementioned Tax Proceedings.

(e) After the Closing, each Party shall provide to the other Parties such information and assistances as is reasonably requested by the other Party for the purpose of determining the other Parties’ liability for Taxes and the preparation and filing of any Return. The requesting Party shall reimburse the other Party for the other Parties’ reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 6.2(e).

(f) Except to the extent required by applicable Law, neither Buyer nor the Company shall, without Sellers’ Representative’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, amend any Tax Return filed by, or with respect to, the Company for any taxable period, or portion thereof, beginning before the Closing Date.

(g) The Company shall retain copies of all reports, returns or records of the Company relating to the Pre-Closing Tax Periods and Straddle Periods (including supporting schedules and data). At Sellers’ Representative’s request, Buyer shall deliver to Sellers’ Representative a copy of any and all such reports, returns or records; notwithstanding anything herein to the contrary, no such reports, returns or records (including supporting schedules and data) in respect of the Company shall be destroyed without first notifying Sellers’ Representative, identifying such reports, returns or records and giving Sellers’ Representative, at least 60 days’ notice to obtain possession thereof.

(h) All documentary, stamp, sales, use, excise, transfer, gross receipts, value added or other Taxes and all conveyance fees, recording charges and other fees and charges (including penalties and interest), payable in respect of the purchase and sale of the Shares hereunder, shall be borne 50% by Sellers and 50% by Buyer. Buyer shall prepare and file or cause to be prepared and filed, subject to Sellers’ Representative’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed, all Tax Returns with respect to such Taxes. The Parties agree to cooperate to take all measures necessary to minimize any such Taxes. If required by applicable Law, Seller shall join in the execution of any such Tax Returns.

6.3. Election under Code Section 338(h)(10).

(a) The Company and each Seller shall join with Buyer in making a timely election under Code Section 338(h)(10) (and any corresponding election under state, local and foreign Tax laws) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). Buyer shall be responsible for preparing all drafts of all forms, attachments and schedules (subject with respect to the allocation of the Purchase Price, to the provisions of Section 6.3(b)) necessary to effectuate the Section 338(h)(10) Election. Each Seller shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Unless otherwise required by applicable Laws, the Escrow Amount shall be applied as partial consideration for “Section 197 intangibles” as defined in Code Section 197(d). Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election is properly prepared and timely filed so long as Sellers perform their obligations under this Section 6.3(a).

(b) Buyer shall (i) with the advice and counsel of Stout Risius Ross, or if Stout Risius Ross is unavailable or unwilling to provide such service, another independent, reputable valuation or accounting firm selected by Buyer, prepare an allocation of the Purchase Price (and all other capitalized costs) among the Company’s assets in accordance with Code Section 338 and Treasury regulations thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate), and (ii) deliver such allocation to Sellers’ Representative within 60 days after the determination of Closing Net Asset Value pursuant to Section 1.4. The Company, Sellers, Buyer and their respective Affiliates shall report, act, and file Tax Returns

(including Internal Revenue Service Form 8883) in all respects and for all purposes consistent with such allocation prepared by Buyer. Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request in preparing such allocation. Sellers and Buyer shall not, and Buyer shall cause the Company not to, take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

(c) Buyer covenants that it will not and will not cause or permit the Company to (i) take any action on the Closing Date other than in the ordinary course of business consistent with past custom and practice or as contemplated by this Agreement, including the actual distribution of any dividend or the actual redemption of any stock, that would result in any Tax liability to any Seller, or (ii) make any election or deemed election under Code Section 338 on the Closing Date other than the Section 338(h)(10) Election or amend any Tax Return on the Closing Date, in each case without Sellers’ Representative’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

6.4. Director and Officer Liability and Indemnification.

(a) For a period of commencing on the Closing Date and ending on the second anniversary thereof, Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company’s articles of incorporation and bylaws relating to the exculpation or indemnification of either AR or LR as a former employee, officer or director of the Company (unless required by applicable Law), it being the intent of the Parties that AR and LR shall continue to be entitled to such exculpation and indemnification to the full extent of applicable Law, but solely with respect to claims by Persons other than the Parties and their Affiliates. If Buyer, the Company or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made by Buyer so that the successors and assigns of Buyer or the Company, or the transferee of such properties and assets, as the case may be, shall assume all of the obligations set forth in this Section 6.4. The provisions of this Section 6.4 are intended for the benefit of, and will be enforceable by, AR and LR and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that AR or LR may have had by contract or otherwise.

(b) Prior to the Closing, the Company shall obtain policies of directors’ and officers’ liability insurance having a coverage limit of not less than $2,000,000 to be in effect for the period commencing on the Closing Date and ending on the second anniversary thereof and covering claims arising from or related to facts or events which occurred at or before the Closing.

6.5. Retention Agreements.

(a) In connection with the Closing, the Company will pay, prior to the Closing, retention bonus installments under the Retention Agreements as referenced on Schedule 6.5(a).

(b) After the Closing, to the extent any employee listed on Schedule 6.5(a) earns the Final Installment Payment under Section 1(a)(ii) of his or her respective Retention Agreement, Buyer will, in accordance with its standard payroll processes (unless it determines otherwise, but in any event within 30 days after such Final Installment Payment is earned), pay the amount of such Final Installment Payment owed to such employee under his or her applicable Retention Agreement, net of applicable withholding taxes. For the avoidance of doubt, to the extent any employee listed on Schedule 6.5(a) does not earn his or her Final Installment Payment under his or her respective Retention Agreement, Buyer shall be entitled to retain the amount of such payment.

6.6. Legal Opinion. If requested by the U.S. Government in connection with the transactions contemplated by this Agreement (whether before or after the Closing), Sellers shall cause Arent Fox LLP, counsel to the Company and Sellers, or another law firm reasonably acceptable to Buyer, to deliver to Buyer a legal opinion satisfying the requirements of FAR 42.1204(f)(5).

6.7. Automobile Purchase. Before the Closing, the Company shall sell to AR and LR jointly, and AR and LR shall jointly purchase, the Automobiles. The purchase price for each Automobile shall be equal to its book value.

6.8. Efforts to Obtain Waivers. Commencing as soon as practicable after the date hereof, the Company shall use commercially reasonable efforts to obtain prior to the Closing advanced written waivers, in accordance with 13 C.F.R. 121.515(b)(4), from either the head of the Government customer’s agency, or an official with proper delegated authority, authorizing the Company to continue performing Company’s 8(a) Small Business Government Contracts as a prime contractor through such Government Contracts’ remaining period of performance.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at Buyer’s option, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

7.1. No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of the Company and Sellers made in Section 3, disregarding all Materiality Qualifications in Section 3, shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date, except for those representations and warranties, other than in Sections 3.9(d), 3.9(e), 3.10(c), and 3.22, that refer to facts existing at as of the date hereof, which shall be true and correct in all material respects as of such date. The Company and Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company and Sellers on or before the Closing Date, and the Company and Sellers shall have delivered to Buyer a certificate, in the form of Exhibit B, dated the Closing Date and signed by the Chief Executive Officer of the Company and Sellers confirming the foregoing.

7.2. Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities that are necessary to consummate the Transactions shall have been obtained or taken place.

7.3. Deliveries by the Company and Sellers. Sellers and the Company shall have delivered to Buyer at Closing all of the items specified to be delivered by Sellers and the Company in Sections 2.3 and 2.4, respectively.

7.4. No Injunction or Litigation. There shall not be any Action pending or threatened wherein an unfavorable Court Order would (a) prevent the carrying out of this Agreement or the consummation of the Transactions, (b) cause any of the Transactions to be rescinded following consummation thereof, or (c) affect adversely the right or powers of Buyer to own, operate or control the Company, and no such Court Order shall be in effect.

7.5. Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered a Material Adverse Effect.

7.6. HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated and any agreement with any Governmental Authority not to consummate the Transactions shall have expired or been terminated in respect of the Transactions.

7.7. Seller Non-Compete Agreements. LR shall have executed a Non-Competition Agreement by and among the Company, Buyer and LR, in the form of Exhibit C, effective as of the Closing, and AR shall have executed a Non-Competition Agreement by and among the Company, Buyer and AR, in the form of Exhibit D, effective as of the Closing

7.8. Key Person Non-Compete Agreements. Each of the Key Personnel shall have executed a Non-Competition Agreement by and among such Person, Buyer and the Company, in the form of Exhibit E, effective as of the Closing.

7.9. Employee Non-Disclosure Agreements. At least 75% of the Company employees, including any Sellers that are Company Employees and all Key Personnel, shall have executed Buyer’s standard Non-Disclosure, Non-Solicitation & Assignment of Inventions Agreement, which agreement is in the form of Exhibit F.

7.10. Escrow Agreement. Each Seller and Escrow Agent shall have entered into the Escrow Agreement.

7.11. Consents and Approvals. All consents, approvals and authorizations listed on Schedule 7.11 shall have been obtained in each case, without (a) the imposition of conditions, or (b) the requirement of divestiture of assets or property.

7.12. Termination of Related Party Agreements. There shall be valid and legally binding agreements in effect for the termination of the Contracts with employees listed on Schedule 3.18(b)(i) (other than at-will employment Contracts) and Schedule 3.18(b)(ii) and the Contracts listed on Schedule 3.20, effective prior to the Closing, copies of which shall have been provided to Buyer.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of the Company and Sellers under this Agreement shall, at the option of Sellers’ Representative, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

8.1. No Misrepresentation or Breach of Covenants and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects: (a) as of the date hereof; and (b) on and as of the Closing Date, as though made on such date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or before the Closing Date; and Buyer shall have delivered to Sellers’ Representative a certificate, in the form of Exhibit G, dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

8.2. Necessary Governmental Approvals. All approvals and actions of or by all Governmental Authorities that are necessary to consummate the Transactions shall have been obtained or taken place.

8.3. Payment of Initial Purchase Price. Buyer shall have paid to Sellers the Initial Purchase Price required to be paid pursuant to Section 1.2.

8.4. Delivery by Buyer. Buyer shall have delivered to Sellers’ Representative at Closing all of the items specified to be delivered by Buyer in Section 2.2.

8.5. No Injunction. There shall not be in effect on the Closing Date any Court Order that would (i) prevent the carrying out of this Agreement or the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof.

8.6. HSR Waiting Period. The waiting period under the HSR Act shall have expired or terminated and any agreement with any Governmental Authority not to consummate the Transactions shall have expired or been terminated in respect of the Transactions.

8.7. Escrow Agreement. Each of Buyer and Escrow Agent shall have entered into the Escrow Agreement.

SECTION 9. INDEMNIFICATION

9.1. Indemnification by Sellers.

(a) After the Closing Date and subject to the terms and conditions set forth herein, Sellers shall, jointly and severally, indemnify and hold harmless each Buyer Group Member from and against any and all Losses, without duplication, incurred by such Buyer Group Member by reason of or arising from: (i) any breach of any warranty or the inaccuracy of any representation of the Company or any Seller contained in Section 3, with any such breach or inaccuracy being determined, in each case, as though such representation or warranty did not contain any Materiality Qualifications, (ii) any breach by any Seller of, or failure by any Seller to perform, any of such Seller’s covenants or obligations contained in this Agreement, (iii) any breach by the Company of, or failure by the Company to perform, any of the Company’s covenants or obligations contained in this Agreement required to be performed at or prior to Closing; (iv) any understatement of the Closing Debt Amount in the certificate provided pursuant to Section 2.4(f); (v) the Company’s failure to comply prior to the Closing Date with one or more network information security requirements applicable to the Company; (vi) any transmission by the Company of malware or exfiltration of the Company’s data to any third Person prior to the Closing Date, or any transmission of the malware or exfiltration of the Company’s computers, networks, equipment or other systems or property prior to the Closing Date; and (vii) the facts and circumstances alleged by the Whistleblower Claim and the Department of Energy National Nuclear Safety Administration Service Center notice referenced on Schedule 9.1(a); provided, however, except with respect to any Taxes for any Pre-Closing Tax Period or for any portion of any Straddle Period that relates to a Pre-Closing Tax Period, that Sellers shall be required to indemnify and hold harmless under clauses (i), (v), (vi) or (vii) of this Section 9.1(a) with respect to Losses incurred by any Buyer Group Member only to the extent that (x) the amount of Losses suffered by such Buyer Group Member related to each individual claim (or group of related claims) exceeds $25,000, and (y) the aggregate amount of such Losses not excluded by clause (x) above exceeds $600,000 (the “Basket Amount”), and then in each case for the full amount of all such Losses (except for any amounts excluded by clause (x)) without regard to the Basket Amount; and provided, further, that the aggregate amount required to be paid by Sellers pursuant to clauses (i), (v), (vi) and (vii) of this Section 9.1(a), shall not exceed, except as otherwise set forth in Section 9.1(b), $14,250,000, excluding from the calculation of such amount Losses arising from breaches of any warranties or inaccuracies of any representations of the Company or any Seller contained in Sections 3.1, 3.2, 3.3., 3.4, 3.7, 3.15, 3.16 or 3.17 (the “Excluded Representations”); provided, further, that Sellers shall have no obligation to indemnify or hold harmless any Buyer Group Member under clauses (v) or (vi) above against costs, expenses or other Losses incurred, directly or indirectly, by any Buyer Group Member in connection with integrating the Company’s network with Buyer’s network, including any purchases of hardware or software Buyer believes may be necessary or desirable to achieve its desired level of network information security compliance.

(b) Notwithstanding anything to the contrary set forth in this Agreement, any Losses incurred by any Buyer Group Member that relates to a claim or claims by reason of or arising from (i) any breach of any warranty or the inaccuracy of any representation of any Seller contained in Sections 3.7, 3.15, 3.16 or 3.17, with any such breach or inaccuracy being determined, in each case, (A) as though such representation or warranty did not contain any Materiality Qualifications, (B) the exclusion contained in clause (x) of the proviso in Section 9.1(a) shall not apply, (C) the limitation contained in clause (y) of the proviso in Section 9.1(a) (i.e., the Basket Amount) shall not apply and (D) Sellers’ maximum aggregate liability under this Section 9.1 for such a claim or claims shall be for the full amount of all such Losses but shall not exceed 75% of the Purchase Price (including any amounts paid by Sellers pursuant to clauses (i), (v), (vi) or (vii) of the first sentence of Section 9.1(a) and clause (ii) of this sentence of Section 9.1(b)), (ii) any breach of any warranty or the inaccuracy of any representation of any Seller contained in Sections 3.1, 3.2, 3.3, or 3.4, with any such breach or inaccuracy being determined, in each case, as though (A) such representation or warranty did not contain any Materiality Qualifications, (B) the exclusion contained in clause (x) of the proviso in Section 9.1(a) shall not apply, (C) the limitation contained in clause (y) of the proviso in Section 9.1(a)

(i.e., the Basket Amount) shall not apply and (D) Sellers’ maximum aggregate liability under this Section 9.1 for such a claim or claims shall be for the full amount of all such Losses but shall not exceed the Purchase Price (including any amounts paid by Sellers pursuant to clauses (i), (v), (vi) or (vii) of the first sentence of Section 9.1(a) and clause (i) of this sentence of Section 9.1(b)); (iii) any breach of any warranty or the inaccuracy of any representation of any Seller contained in Sections 3.9(d), 3.9(e), 3.10(c), and 3.22, with any such breach or inaccuracy being determined, in each case, as though such representation or warranty did not contain the qualification “as of the date hereof;” and (iv) fraud by any Seller, Sellers’ maximum aggregate liability under this Section 9.1 for such a claim or claims shall be the full amount of all such Losses.

(c) Until exhausted, the funds held in escrow under the Escrow Agreement (including all income thereon, the “Escrow Funds”) shall be available to pay Losses for which the Buyer Group Members are entitled to indemnification pursuant to Section 9.1(a). Upon, however, the Escrow Funds being exhausted, Sellers shall be jointly and severally personally liable to pay any unpaid Losses subject to the limitations set forth above, provided, however, that notwithstanding anything to the contrary set forth in this Agreement, no Seller shall be liable for any Losses in excess of the portion of the Purchase Price received by such Seller, unless such Seller has committed fraud. On the first anniversary of the Closing Date, an amount equal to the Escrow Funds less any amount required to satisfy pending claims of Buyer Group Members that are subject to indemnification pursuant to Section 9.1(a) shall be promptly released from escrow by the Escrow Agent and paid to Sellers based on their Percentage Ownership.

9.2. Indemnification by Buyer. After the Closing Date and subject to the limitations set forth herein, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses, without duplication, incurred by such Seller Group Member by reason of or arising from: (a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Section 4, with any such breach or inaccuracy being determined, in each case, as though such representation or warranty did not contain any Materiality Qualifications, (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement, (c) the Company’s operations after the Closing Date and (d) Buyer’s failure to obtain replacement arrangements reasonably satisfactory to the affected Seller in respect of the Contracts set forth on Schedule 5.7.

9.3. Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the one or more Parties obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) hereunder a notice describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based (a “Claim Notice”); provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the Indemnitor’s rights and obligations hereunder.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.4. Third Person Claims.

(a) For a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of any Indemnified Party to give the notice promptly as required by this Section 9.4(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the Indemnitor’s rights and obligations hereunder. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, if a Person is physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five days after receipt thereof and shall deliver to the Indemnitor within five days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

(b) If any legal proceeding is initiated against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and, if the Indemnitor shall acknowledge in writing to the Indemnified Party that the Indemnitor shall be obligated to indemnify the Indemnified Party under the terms and conditions of this Section 9 in connection with such legal proceeding, to control, defend against, and otherwise deal with any proceeding, claim, or demand that relates to any Losses indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. If the Indemnitor does not assume control of the defense of a third Person claim, or abandons or fails to diligently pursue the defense of a third Person claim, the Indemnified Party shall have the right to control such defense. The Party controlling the defense of such third Person claim (the “Controlling Party”) shall keep the non-Controlling Party reasonably advised of the status of such third Person claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the Indemnitor’s expense, and control the defense of such proceeding. If the Indemnitor elects to assume control of the defense of a third Person claim, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Losses for which the Indemnified Party is entitled to indemnification under this Section 9 only if the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (provided, that in such situation, the Indemnified Party shall not be entitled to employ more than one primary law firm and local counsel, as necessary). Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding that obligates the other Party to pay money, to perform obligations or to admit liability without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party. Notwithstanding anything herein to the contrary, if a Buyer Group Member is subject to a claim initiated by a third Person that, (i) seeks an injunction or other equitable relief that would reasonably be expected to materially interfere with Buyer’s or any of its Affiliates’ operation of any of their respective businesses, or (ii) would reasonably be expected to materially interfere with or materially and adversely affect the business of Buyer or any of its Affiliates (including as a result of the material deterioration of a customer relationship) if determined adversely to a Buyer Group Member or if it continues unresolved, then in each case the Indemnitor shall not be entitled to take control of the defense and investigation of such claim and such Buyer Group Member shall be entitled to compromise, settle or discharge such claim, subject to the approval of the Indemnitor, which shall not be unreasonably withheld, conditioned or delayed.

(c) The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information that is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) After any final Court Order shall have been rendered and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within 10 Business Days.

9.5. Limitations.

(a) Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations.

(b) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) received or otherwise payable to Buyer or the Company (or deemed paid to thereto pursuant to the next sentence) in respect of the Losses (net of any deductible amounts); provided that Buyer shall have no obligation to make any claim under its insurance policies. Buyer shall pursue available claims under its insurance policies to offset Losses to the extent commercially reasonable, but in no event shall Buyer be required to initiate or prosecute any litigation with respect to any such claims.

(c) In calculating any Losses hereunder there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third Person with respect thereto. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, after deduction for all costs and expenses incurred in obtaining such amounts or benefits; provided, that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(d) Except in the case of fraud and for remedies that cannot be waived as a matter of Law and injunctive and provisional relief, if the Closing occurs, this Section 9 (and Section 6.2 with respect to the matters covered therein) shall be the sole and exclusive remedy for breaches of this Agreement or of any Company Transaction Agreement or Seller Transaction Agreement or Buyer Transaction Agreement, or otherwise in respect of the Transactions.

(e) Notwithstanding anything herein to the contrary, no Seller shall have any liability under this Agreement for any Losses to the extent that such Losses relate to actions taken or omitted to be taken by Buyer or any of its Affiliates with the respect to the Company after the Closing Date.

9.6. Mitigation. While no Indemnified Party shall be obligated to incur more than de minimis out of pocket expenses in doing so, and the failure to incur more than such de minimis expense shall not adversely affect any Indemnified Party’s rights and benefits to indemnification under this Section 9, each Indemnified Party shall act in good faith to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

9.7. No Contribution. There shall be no right of contribution for any Seller from the Company or Buyer with respect to any Losses claimed by a Buyer Group Member, and in no event shall any Seller be entitled to require that any claim be first made or brought against any other Person, including the Company.

9.8. Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 9, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-Persons that are not customers or suppliers to the Company with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

9.9. Investigation. The right to indemnification, payment of Losses or other remedy hereunder based on such representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of any such representation, warranty or compliance with any such covenant or agreement.

9.10. Special Damages. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled hereunder to indemnification for Losses in respect of any special, exemplary or punitive damages, except to the extent that such special, exemplary or punitive damages are asserted and recovered from such Indemnified Party by a third Person.

9.11. No Offset. The obligations hereunder of Sellers, on the one hand, and Buyer, on the other hand, are independent of the obligations of the other hereunder and shall not, except as may be expressly provided herein, be subject to any right of offset, counterclaim or deduction.

SECTION 10. TERMINATION

10.1. Termination.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(i) by Sellers’ Representative, by giving notice to Buyer at any time, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the condition set forth in Section 8.1 not to be satisfied and such breach has not been cured within 30 days after Sellers’ Representative’s notice to Buyer of such breach (“Seller’s Breach Notice”) or, if cure is not possible within 30 days, if cure has not been commenced and is not being diligently pursued within 30 days after Sellers’ Representative’s Breach Notice;

(ii) by Buyer, by giving notice to Sellers’ Representative at any time, if a Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the condition set forth in Section 7.1 not to be satisfied and such breach has not been cured within 30 days after Buyer’s notice to Sellers’ Representative of such breach (“Buyer’s Breach Notice”) or, if cure is not possible within 30 days, if cure has not been commenced and is not being diligently pursued within 30 days after Buyer’s Breach Notice;

(iii) by either Sellers’ Representative or Buyer if the Closing shall not have been consummated prior to January 1, 2011 for any reason; provided, however, that if the Parties have received a request from the Department of Justice or Federal Trade

Commission for additional information and documentary materials relevant to the Transaction (i.e., a “second request”), such date shall be extended to March 31, 2011; provided, further, that the right to terminate this Agreement under this Section 10.1(a)(iii) shall not be available to any Party who caused the failure to consummate the Transaction by breaching any covenant or obligation contained herein;

(iv) by Buyer, if since the date of this Agreement, there shall have been any Material Adverse Effect and such Material Adverse Effect is not cured within 30 days after notice thereof to Sellers’ Representative;

(v) by Sellers’ Representative or Buyer, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the Closing; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make the consummation of the Closing illegal; or

(vi) by mutual agreement of Sellers’ Representative and Buyer.

(b) If this Agreement is terminated pursuant to Section 10.1(a):

(i) Each Party shall return to the other Parties or destroy all documents concerning confidential information of the other Parties (and, upon request, certify as to the destruction thereof); and

(ii) No Party shall have any liability or further obligation to any other Party hereunder, and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Section 9; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any Party against any other Party that has breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and

(iii) The provisions of Sections 5.5 (Confidentiality), 12.2 (No Public Announcement), 12.3 (Notices), 12.6 (Entire Agreement), 12.7 (Interpretation), 12.8 (Amendments and Waivers), 12.9 (Expenses), 12.10 (Partial Invalidity), 12.11 (Counterparts), 12.12 (Governing Law) and 12.13 (Jurisdiction) shall remain in full force and effect.

SECTION 11. SELLERS’ REPRESENTATIVE

11.1. Appointment. To administer efficiently the defense or settlement of any claims for which one or more Sellers may be required to indemnify pursuant to Section 6.2 or 9, and any other actions required to be taken by any Seller in connection herewith, each Seller after the Closing Date hereby designates and appoints AR as her, its or his representative and attorney-in-fact (in such capacity, “Sellers’ Representative”). Sellers will, based on their Percentage Ownership, reimburse Sellers’ Representative for his costs in performing its duties hereunder.

11.2. Authority. By their execution of this Agreement, each Seller, among other things, agrees that:

(a) Buyer Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of Sellers’ Representative acting in such capacity as to the settlement of any claims for indemnification by any one or more Buyer Indemnified Parties pursuant to Section 6.2 or 9 and as to any other action taken by Sellers’ Representative hereunder, and neither Seller shall have any cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Sellers’ Representative;

(b) all actions, decisions and instructions of Sellers’ Representative shall be conclusive and binding upon all Sellers; and

(c) without limiting the foregoing, Sellers’ Representative is authorized:

(i) to receive and to accept on each Seller’s behalf any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with Section 6.2 or 9 (and any notice given Sellers’ Representative shall be deemed to have been given to each Seller);

(ii) to give on each Seller’s behalf any notice, representation, demand, or other communication that it may be necessary, desirable, or otherwise appropriate to give to secure and to preserve for each Seller the benefit of any policy or policies of insurance, surety, indemnification, or other reimbursement for any amount for which any Seller may be liable directly or indirectly under this Agreement; and

(iii) to cooperate with any and all Buyer Indemnified Parties to investigate, negotiate, settle, and compromise any claim of any Buyer Indemnified Party asserted under this Agreement, and to execute on any Seller’s behalf any agreement, instrument, or other document that, in the sole discretion of Sellers’ Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;

provided, however, Sellers’ Representative shall have no liability to any Buyer Indemnified Party otherwise than and to the extent of its individual Liability as a Seller hereunder.

SECTION 12. GENERAL PROVISIONS

12.1. Survival of Covenants, Representations and Warranties. No covenant or agreement contained herein to be performed prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the Parties and any covenant and agreement contained herein to be performed after the Closing Date shall survive the Closing until the expiration of the statutory period of limitations applicable to the underlying claim, except as otherwise expressly provided herein. Except as expressly provided otherwise herein, (a) each representation and warranty contained herein shall expire and be of no force and effect on, the first anniversary of the Closing Date, with the exception of the Excluded Representations; and (b) each Excluded Representation shall survive the Closing until the expiration of the applicable statute of limitations relating to the matters set forth in such Sections. Thereafter, the Parties shall, by virtue hereof, be released from any liability whatsoever, including any indemnification obligations under Sections 6.2(b) and 9, with respect to any such representation or warranty and shall, by virtue hereof, be deemed to waive and release all claims with respect thereto, whether known or unknown, contingent or fixed and whether or not, in any such case, any Party (or any Affiliate of such Party) or any other Person has actual knowledge of such claims, or facts giving rise to such claims.

12.2. No Public Announcement. Except as required by Law, from the date hereof, neither the Company nor any Seller shall make any press release or other public announcement concerning the Transactions. With respect to any press release or announcement concerning the Transactions to be made by Buyer, the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law, accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

12.3. Notices. All notices, approvals, consents or other communications, contemplated, required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to any Seller or Sellers’ Representative, or prior to the Closing, the Company, to:

Laila N. Rossi

Adam Rossi

11510 Foxclove Road

Oakton, Virginia 22124

Facsimile No: (703) 637-1256

with a copy to:

Arent Fox LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5339

Attention: Carter Strong, Esq.

Facsimile No: (202) 857-6395

If to Buyer or, after the Closing, the Company, to:

SRA International, Inc.

4300 Fair Lakes Court

Fairfax, VA 22033

Attention: General Counsel and Corporate Secretary

Facsimile: (703) 803-1793

with a copy to:

Arnold & Porter LLP

1600 Tysons Blvd.

Suite 900

McLean, VA 22102

Attention: Robert B. Ott

Facsimile: (703) 720-7399

or to such other address as such Party may indicate by a written notice delivered to the other Parties.

12.4. Assignments. The rights of a Party under this Agreement shall not be assignable by such Party without the consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and personal representatives. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the Indemnified Parties under Section 9, any right, remedy or claim under or by reason of this Agreement.

12.5. Seller’s Access to Records and Employees after Closing.

(a) Except in connection with claims for indemnification pursuant to Section’s 6.2 and 9, for a period commencing on the Closing Date and ending on the seventh anniversary thereof, Sellers and their respective representatives shall have reasonable access to all of the Company’s books and records (including any books and records relating to Taxes and Tax Returns of the Company), to the extent that such access may reasonably be required by a Seller in connection with matters relating to or affected by the Company’s operations on or prior to the Closing Date, including the preparation of any Seller’s Tax Returns, any Tax audits, the defense or prosecution of litigation (including arbitration or mediation) with third parties, and any other reasonable need of a Seller to consult such books and records; provided, that neither Buyer nor the Company shall be required to provide such access with respect to such books and records, or portions thereof, to the extent that permitting such access would constitute a waiver of attorney/client or other similar privilege. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. A Seller shall be solely responsible for any costs or expenses incurred by Seller pursuant to this Section 12.5(a). If any such books or records, or any other documents which a Seller has the right to have access to pursuant to this Section 12.5(a) are produced by Buyer or the Company to an actual or potentially adverse party (e.g., in litigation or in connection with a government investigation), and Sellers have agreed to indemnify Buyer with respect to the matters to which such production relates, Buyer shall endeavor to immediately make all such books, records and documents produced available for inspection and copying by such Seller concurrently with the production of such books, records or documents.

(b) Upon prior written notice to Buyer, each Seller may retain copies of any Contracts, documents or records: (a) that relate solely to properties or activities of such Seller other than the Company, or (b) that are required to be retained by such Seller pursuant to any legal requirement, or for financial reporting purposes, for Tax purposes or for legal defense or prosecution purposes.

12.6. Entire Agreement; Amendments. This Agreement, including the Disclosure Schedules and the Exhibits, and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the Parties.

12.7. Interpretation.

(a) Titles and headings to Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b) The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule referenced by a particular Section shall be deemed to have been disclosed with respect to every other Section to the extent the relevance and significance of such disclosure is reasonably apparent from such disclosure or cross-reference. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(c) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, (iii) the term “including” shall mean “including, without limitation,” (iv) unless “Business Days” are specified, the term “day” means a calendar day, (v) unless the context otherwise indicates, the term “Party” means a party hereto, and (vi) the terms Section, Schedule and Exhibit without any reference to a specified document refer to the specified Section, Schedule and Exhibit, respectively, of this Agreement.

(d) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation;” if exclusion is intended, the word “comprising” is used instead.

(f) The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

(i) Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(j) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”

(k) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate applicable Laws.

12.8. Amendments and Waivers. Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such amendment or waiver, including any such amendment to or waiver of this Section 12.8, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.9. Expenses. Subject to Section 5.9, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

12.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.11. Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the Company, each Seller and Buyer.

12.12. Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Virginia.

12.13. Jurisdiction; Waiver of Jury Trial. Any Action arising out of or related to this Agreement shall be brought in a state court of competent jurisdiction in the county of Fairfax or in the U.S. District Court for the Eastern District of Virginia, Alexandria Division. Each Party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in the Commonwealth of Virginia and waives any objections or motions based on venue, including objections or motions based on forum non conveniens, 28 U.S.C. § 1404, or any similar basis. Notwithstanding anything to the contrary in the foregoing, if a state court in the County of Fairfax, or the federal court for the Eastern District of Virginia, Alexandria Division, declines to exercise jurisdiction over any such Action, the Action may be brought in any state or federal court of competent jurisdiction in the Commonwealth of Virginia, or if those courts lack proper jurisdiction, in any other court of competent jurisdiction. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.3. Nothing in this Section 12.13, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

12.14. References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

12.15. Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Transactions.

12.16. No Rescission. Neither Buyer nor any Seller shall be entitled to rescind the Transactions by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

SECTION 13. DEFINITIONS

13.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 13.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Acquisition Proposal” is defined in Section 5.8.

“Action” means any lawsuit, legal proceeding, litigation or arbitration.

“Affiliate” means, with respect to any Person, any other Person, that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Share Purchase Agreement, together with the Schedules and Exhibits.

“Audited Financial Statements” is defined in Section 3.5.

“Automobiles” means the 2008 Chrysler Van (VIN 2A8HR64X88R632113) and the 2007 BMW Sedan (VIN WBANF73507CU28435) owned by the Company.

“Balance Sheet” is defined in Section 3.5.

“Balance Sheet Date” means June 30, 2010.

“Basket Amount” is defined in Section 9.1(a).

“Bid” means any pending bid, proposal or quotation made by the Company prior to the Closing which, if accepted, would result in a Government Contract between the Company and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority, or (c) any subcontractor with respect to any Contract described in clauses (a) or (b).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Group Member” means Buyer and its Affiliates and their respective directors, officers, employees, shareholders, agents, attorneys, consultants, advisers and representatives.

“Buyer Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Buyer’s Breach Notice” is defined in Section 10.1(a)(ii).

“Claim Notice” is defined in Section 9.3(a).

“Closing” means the consummation of the transactions contemplated by Section 2.

“Closing Balance Sheet” means the balance sheet of the Company as of the day of the Closing without giving effect to the Transactions, prepared in accordance with GAAP and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP.

“Closing Date” is defined in Section 2.1.

“Closing Debt Amount” means the amount of the Company’s Indebtedness for Borrowed Money as of the Closing.

“Closing Net Asset Value” means all assets (excluding goodwill) less current and long term liabilities of the Company (but shall only include the Closing Debt Amount and any Income Tax liabilities to the extent such amounts are not paid from the Initial Purchase Price at Closing pursuant to Section 2.2), each as shown on the Closing Balance Sheet, determined in a manner consistent with the Balance Sheet. The Closing Net Asset Value shall be prepared in accordance with GAAP, and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP. An example of the methodology to be used to calculate the Closing Net Asset Value is set forth on Schedule 1.4(a).

“Closing Net Asset Value Statement” is defined in Section 1.4(a).

“Closing Statements” means the Closing Balance Sheet and the Closing Net Asset Value Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the recitals of this Agreement.

“Company Employee” is defined in Section 6.1(a).

“Company Intellectual Property” means all of the Intellectual Property (i) that the Company owns or purports to own or (ii) that is licensed to the Company and is used in or necessary for use in the business of the Company as currently conducted.

“Company Material Contract” is defined in Section 3.12(b).

“Company Owned Intellectual Property” is defined in Section 3.10(a).

“Company Plan” is defined in Section 3.16(a).

“Company Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company pursuant to this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated June 8, 2010 between Buyer and, on the Company’s behalf, Stifel.

“Contract” means any written contract, subcontract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which the Company is a party.

“Controlling Party” is defined in Section 9.4(b).

“Copyrights” is defined in the definition of Intellectual Property.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any binding arbitration proceeding.

“Current Government Contract” is defined in Section 3.13(a).

“Customer Agreements” means any agreements pursuant to which the Company is providing products or services to a third party.

“Disclosure Schedules” is defined in Section 3.

“EAR” is defined in Section 3.27.

“ECCN” is defined in Section 3.27.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind, other than Permitted Encumbrances.

“Environmental Laws” means any Law in effect as of the Closing Date relating to the generation, production, use, treatment, storage, transportation, or disposal of Hazardous Substances or the protection of the environment.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means an escrow agreement in the form of Exhibit A.

“Escrow Amount” means $9,000,000.

“Escrow Funds” is defined in Section 9.1(c).

“Estimated Closing Balance Sheet” is defined in Section 1.3.

“Estimated Closing Net Asset Value” is defined in Section 1.3.

“Excluded Representations” is defined in Section 9.1(a).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Facilities” is defined in Section 3.9(b)(i).

“Federal Acquisition Regulation” or “FAR” means the regulations appearing in title 48 of the United States Code of Federal Regulations.

“Financial Statements” is defined in Section 3.5.

“FISMA” means the Federal Information Security Management Act of 2002, 44 U.S.C. § 3541, et seq.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract or Bid that (a) is between the Company and a Governmental Authority or (b) is entered into by the Company as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Authority.

“Government Subcontract” means (a) any Contract between the Company and a prime contractor relating to a Contract between such prime contractor and a Governmental Authority or (b) any Contract between the Company and an upper-tier subcontractor relating to a Contract between the ultimate prime contractor for such upper-tier subcontractor and a Governmental Authority.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Permits” is defined in Section 3.8.

“Hazardous Substances” shall mean any wastes, substances, or materials (whether solid, liquid or gas) that are defined or listed by a Governmental Authority as hazardous, toxic, pollutants or contaminants, including substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Substances” includes asbestos, PCBs, petroleum products (including crude oil or any fraction thereof).

“HSR Act” is defined in Section 5.2(a).

“Income Tax” means all federal, state, local and foreign income Taxes and franchise Taxes which are based on net income, but including, with respect to the Company, withholding Taxes required by applicable Law to be collected and withheld by it from a Seller’s distributive share of the Company’s net income, and any interest, penalties or addition thereto.

“Income Tax Return” means any return, declaration report claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness for Borrowed Money” means, with respect to any Person, all (a) obligations for borrowed money, (b) obligations evidenced by bonds (other than contingent obligations under performance bonds), debentures, promissory notes or other similar instruments, bank overdrafts, (c) obligations to pay the deferred purchase price of property or services (except trade accounts payable arising in the Ordinary Course of Business), (d) obligations under leases that are capitalized in accordance with GAAP, (e) all non-contingent obligations to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (f) all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person; provided that “Indebtedness for Borrowed Money” shall not include obligations under checks drawn but not paid.

“Indemnified Party” is defined in Section 9.3(a).

“Indemnitor” is defined in Section 9.3(a).

“Initial Purchase Price” is defined in Section 1.2.

“Insurance Benefits” is defined in Section 9.5(b).

“Intellectual Property” means any and all of the following which is owned by, licensed by, licensed to, used or held for use by a Person (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto and the goodwill symbolized thereby (“Marks”); (b) all inventions (whether patentable or unpatentable), all improvements thereto, and all patent, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof and all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (collectively, the “Patents”); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expressions regardless of the availability of copyright protection, but including all copyrights and moral rights recognized by law and all applications to register and renewals of any of the foregoing (“Copyrights”); (d) all Software and all related documentation; (e) all categories of ideas, trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), improvements, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations (“Proprietary Rights”); (f) all licenses and other Contracts pursuant to which the Person has acquired rights in or to any of the Marks, Patents, Copyrights, Software or Proprietary Rights; and (g) all licenses and other Contracts to which the Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, Software or Proprietary Rights.

“IRS” means the Internal Revenue Service.

“Key Employees” means each of Adam Rossi, Stephanie Callaghan, Burke Cox, Aimee Medonos, Robert Steele, Karen Griffiths, David Jones and Brian Rosenthal.

“Key Personnel” means Stephanie Callaghan, Burke Cox, Aimee Medonos, Robert Steele, Karen Griffiths, David Jones and Brian Rosenthal.

“Key Personnel Performance Plans” means personal performance plans in respect of Key Personnel providing for bonus payments in amounts appropriate for such Key Personnel’s roles during the portion of the fiscal year ending June 30, 2011 that such Key Personnel is employed by Buyer or its Affiliates, which plans will set forth the performance expected by such Key Personnel, the target incentives and the metrics to be used in measuring the actual amount of the award to such Key Personnel.

“Law” means any law, statute, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of a court or any other Governmental Authority.

“Leases” is defined in Section 3.9(b)(i).

“Losses” means, without duplication, actual losses, liabilities, damages and Expenses, including court costs and reasonable expenses of investigation of successful indemnification claims, reasonable attorneys’ fees and costs, response action, removal action or remedial action.

“Marks” is defined in the definition of Intellectual Property.

“Material Adverse Effect” means any change, circumstance or effect that has or would be reasonably likely to have, either individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company.

“Materiality Qualifications” means the exceptions and qualifications to the representations and warranties in Section 3 that are based upon such exceptions and qualifications not being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Material Adverse Effect, or any similar exception or qualification.

“Ordinary Course of Business” means the ordinary course of the business of the Company, consistent with the Company’s historic standard and customary business practices.

“Patents” is defined in the definition of Intellectual Property.

“Percentage Ownership” means in respect of AR, LR, LR Trust and AR Trust, respectively, 37%, 51%, 6% and 6%.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person, necessary for the conduct of, or relating to the operation of, the Company.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are (i) not yet due and payable or (ii) which are being contested in good faith and are subject to a reserve in the Closing Statements, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (e) purchase money liens on personal property acquired in the Ordinary Course of Business, (f) liens specifically identified in the Financial Statements, (g) liens securing executory obligations under any lease that constitutes a “capital lease” under GAAP, and (h) any utility company rights, easements and franchises.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pre-Closing Period” is defined in Section 5.

“Pre-Closing Tax Period” means any Tax periods ending on or before the Closing Date; provided, that for federal and, with respect to those states that treat the Company for state Income Tax purposes analogously to its treatment as an S Corporation under the Code for such purposes, state Income Tax purposes, it shall mean Tax periods ending on or before the day before the Closing Date if the Parties do not make in respect of the Transactions an election under Code Section 338(h)(10) or, as and if applicable, under any analogous provision under state law, as the case may be.

“Proprietary Rights” is defined in the definition of Intellectual Property.

“Purchase Price” is defined in Section 1.2.

“Reference Net Asset Value” means $6,000,000.

“Related Party” means (a) any officer, director or shareholder of the Company, (b) any beneficiary of any shareholder of the Company that is a trust, or (c) any Affiliate or member of the immediate family of any Person referenced in clause (a) or (b) of this definition.

“Release” means a general release by each Seller substantially in the form of Exhibit H.

“Restricted Stock Award” is defined in Section 6.1(d).

“Retention Agreements” means the Retention Agreements between the Company and the Company employees listed on Schedule 6.5(a).

“Retention Amount” means $912,000 of the Initial Purchase Price to be paid pursuant to the terms and conditions of the Retention Agreements.

“SAR Agreements” means (a) the Stock Appreciation Rights Agreement effective as of December 31, 2002 between the Company and Brian Rosenthal; and (b) the Stock Appreciation Rights Agreement effective as of January 1, 2008 between the Company and Stephanie Callaghan.

“SAR Amount” means the aggregate amounts to be paid pursuant to the SAR Agreements in connection with the Transactions, determined on the basis that Buyer is not assuming the SAR Agreements or substituting similar agreements.

“S Corporation” is defined in Section 3.7(d).

“Schedule” or “Schedules” is defined in Section 3.

“Section 338(h)(10) Election” is defined in Section 6.3(a).

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Group Member” means any one or more Sellers and their respective Affiliates, directors, officers, employees, shareholders, agents, attorneys, consultants, advisors and representatives.

“Seller Income Tax Returns” is defined in Section 6.2(a)(i).

“Seller Objection” is defined in Section 1.4(b).

“Seller Refunds” is defined in Section 6.2(c).

“Seller Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller pursuant to this Agreement.

“Seller’s Breach Notice” is defined in Section 10.1(a)(i).

“Sellers’ Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by the Company and Sellers or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.

“Sellers’ Knowledge” or “Knowledge,” when used in connection with any one or more Seller, means, as to a particular matter, the actual current knowledge of any Seller or the Company’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice Presidents, Director of Contracts or Director of Human Resources¸ after reasonable inquiry by each such Person of appropriate subordinate personnel with knowledge relevant to the matters set forth herein.

“Sellers’ Representative” is defined in Section 11.1.

“Shares” is defined in the recitals of this Agreement.

“Software” means any and all (a) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Stifel” means Stifel, Nicolaus & Company, Incorporated.

“Stifel Amount” means the amount set forth in the Stifel Invoice provided pursuant to Section 5.9.

“Stifel Invoice” is defined in Section 5.9.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Proceeding” is defined in Section 6.2(d)(i).

“Tax Return” means any return, report or similar statement required to be filed by the Company with respect to any Tax (including any attached Schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Taxing Authority” means any Governmental Authority or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Transaction Agreement” means a Company Transaction Agreement, Seller Transaction Agreement or Buyer Transaction Agreement.

“Transactions” means the Closing and other transactions contemplated by this Agreement or the other Transaction Agreements.

“Unaudited Financial Statements” is defined in Section 3.5.

“WARN” is defined in Section 3.18(e).

“Whistleblower Claim” means the complaint referenced as “WB-10-06 Laurence Long 10 CFR 708 Complaint vs. Ultra Electronics, PROLOGIC/Platinum.”

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed and delivered as of the day and year first above written.

PLATINUM SOLUTIONS, INC.

By:	/s/ Laila N. Rossi
Laila N. Rossi
Chief Executive Officer

/s/ Adam C. Rossi
ADAM C. ROSSI

/s/ Laila N. Rossi
LAILA N. ROSSI

LAILA N. ROSSI 2010 GRANTOR RETAINED ANNUITY TRUST

/s/ Adam C. Rossi
By: Adam C. Rossi, Sole Trustee

ADAM ROSSI 2010 GRANTOR RETAINED ANNUITY TRUST

/s/ Laila N. Rossi
By: Laila N. Rossi, Sole Trustee

SYSTEMS RESEARCH AND APPLICATIONS CORPORATION

By:	/s/ Stanton D. Sloane
Name:	Stanton D. Sloane
Title:	President and Chief Executive Officer

[Signature Page to Share Purchase Agreement]

The undersigned, as the parent of Buyer, agrees to take all action necessary to cause Buyer to perform all of its agreements, covenants and obligations under this Agreement. The undersigned unconditionally guarantees to the Company, prior to the Closing, and to the Sellers, after the Closing, the full and complete performance by Buyer of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Buyer under this Agreement. The undersigned hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.

SRA INTERNATIONAL, INC.

By:	/s/ Stanton D. Sloane
Name:	Stanton D. Sloane
Title:	President and Chief Executive Officer